Exhibit 10.24


                    ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of December 22, 1999, by and among Warner Power, LLC, a New Hampshire limited liability company, and Warner Power Conversion, LLC, a New Hampshire limited liability company (collectively referred to as "Purchaser"), WPI Power Systems, Inc., a New Hampshire corporation, WPI Electronics, Inc., a New Hampshire corporation, and WPI Group, Inc., a New Hampshire corporation (collectively referred to as "Seller"). Capitalized terms used in this Agreement without definition shall have the meanings set forth or referenced in Article VIII.

                           WITNESSETH:

      WHEREAS,  Seller  is engaged in the manufacture,  sale  and
distribution  of  power  conversion  products,  including   power
systems and ballasts (the "Business");

      WHEREAS, WPI Group, Inc. is the sole record and beneficial owner of all of WPI Power Systems, Inc.'s and WPI Electronics,
Inc.'s issued and outstanding capital stock and is willing to execute this Agreement;

      WHEREAS, Purchaser wishes to purchase the Acquired Assets (as defined in Section 1.1) and to assume, satisfy and discharge the Assumed Liabilities (as defined in Section 1.4) of Seller, it being the intention of Purchaser to employ the Acquired Assets as part of its own business and not to continue Seller's enterprise as such, it being understood that Purchaser shall not be deemed to be a successor to, or continuation of, Seller; and

      WHEREAS, subject to the foregoing, the Seller desires to sell and Purchaser desires to purchase the Acquired Assets on the terms and conditions herein set forth.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                            ARTICLE I

                        PURCHASE AND SALE

     1.1  Agreement to Purchase and Sell.   Subject to the terms and
conditions of this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser all right, title and interest of Seller in and to all of the assets identified in Section 1.2 (the "Acquired Assets"), free and clear of all Liens.


     1.2 Acquired Assets. The Acquired Assets shall include all right, title and interest of Seller as of the Closing Date in and to the assets used and useful in the Business, wherever located, owned, used or

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held by Seller, except as otherwise expressly identified in
Section 1.3 as an Excluded Asset, including the following, but only to the extent used and useful in the Business:

     (a)  all of Seller's cash and cash equivalents as set forth on
Schedule 1.2(a);

     (b)  all of Seller's accounts, notes and other receivables;

     (c) all of Seller's raw materials and supplies, manufactured and purchased parts, work-in-process, finished goods and other items of inventory, including, without limitation, all such inventory which may be in transit or in the possession of any third party;

     (d) all of Seller's machinery, equipment, furniture and furnishings, office equipment, office machines, computer hardware and peripheral equipment, goods, vehicles, leasehold improvements, and other tangible personal property;

     (e) all of Seller's Proprietary Rights, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, including, without limitation, all remedies for infringements thereof and rights to protection of interests therein under the laws of all jurisdictions;

     (f) all of Seller's rights to and interests in computer software owned by or licensed to Seller;

     (g) all of Seller's agreements, contracts, purchase and sales orders and other similar arrangements, including, without limitation, those (i) set forth on Schedule 2.1(n) and (ii) not set forth on Schedule 2.1(n) due solely to the specific dollar threshold contained in Section 2.1(n), in each case to the extent transferable (the "Assumed Agreements"), but not including agreements described in Sections 1.3(b), 1.3(c), 1.3(d) and 2.1(n)(i);

     (h) all of Seller's prepayments and deposits to the extent any benefit therefrom inures to Purchaser after the Closing;

     (i) all of Seller's claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind other than those described in Section 1.3(e);

     (j) all of Seller's franchises, approvals, permits, licenses, orders, registrations, certificates, variances, grandfathered practices and similar rights obtained from Governmental
Authorities, to the extent transferable to Purchaser;

     (k) all of Seller's rights to receive mail and other communications addressed to Seller and relating to the Business (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Acquired Assets);

     (l) all of Seller's books, records (including maintenance records, product tracing records, quality assurance records and quality control records, but not including corporate records listed in Section 1.3(c)), ledgers, files, documents, surveys,

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plans, order files, catalogs, technical information, pricing sheets, instructions and manuals, employee handbooks, correspondence, customer and supplier lists, drawings, specifications, display, advertising and promotional materials, studies, reports, data and other printed, written or electronically-stored materials of whatever nature;

     (m) all of Seller's rights with respect to legal actions and causes of action relating to the Business or the Acquired Assets;

     (n) all of Seller's right to use the telephone numbers, telecopier numbers, internet website domain names and e-mail addresses used by or for Seller in connection with the Business, which items are set forth on Schedule 1.2(n), attached hereto; and

     (o) all other property owned by Seller or in which Seller has an interest as of the Closing Date which is used or useful in the Business and is not an Excluded Asset.

      The purchase and sale of the Acquired Assets is sometimes hereinafter referred to as the "Asset Purchase."

     1.3 Excluded Assets. Notwithstanding the foregoing, Purchaser shall not purchase the following assets of Seller (collectively, the "Excluded Assets"):

     (a)  Seller's assets set forth on Schedule 1.3(a);

     (b) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;

     (c)  Seller's rights under this Agreement; and

     (d) Seller's rights to refunds of Taxes related to periods prior to the Closing.

     1.4 Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume any Liabilities of Seller whatsoever, except for the following obligations (collectively, the "Assumed Liabilities"):

     (a) all of Seller's obligations under the Assumed Agreements, but only to the extent such obligations arise after, or relate to the period after, the Closing Date, and excluding any Liability for any breach of any such Assumed Agreement occurring on or prior to the Closing Date; and

     (b) all of Seller's liabilities, obligations, debts and expenses reflected on the Closing Balance Sheet as current liabilities, except as set forth on Schedule 1.4(b).

       Except for the Assumed Liabilities, Seller hereby acknowledges that it is retaining all of its Liabilities (collectively, the "Retained Liabilities"), and Seller covenants that it shall pay, discharge and perform each of the Retained Liabilities promptly when due, except to the extent contested by Seller in good faith and in a manner which will not subject Purchaser to any Losses.

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     1.5  Purchase Price.  In consideration for the Acquired Assets,
Purchaser agrees to assume the Assumed Liabilities from Seller, and to pay to Seller the amount of $9,308,824, plus or minus (i) any Purchase Price Adjustment and (ii) prorations and adjustments pursuant to the Real Estate Purchase Agreement (as adjusted, the "Purchase
Price").

     1.6  Payment and Allocation of the Purchase Price

     (a) Initial Payment. On the Closing Date, subject to Section 1.9, Purchaser shall pay to Seller $6,558,824, subject to adjustment pursuant to Section 1.7 (the "Initial Payment"), by wire transfer of immediately available funds in accordance with Seller's wire transfer instructions delivered in writing to Purchaser at least two (2) Business Days prior to the Closing
Date.

     (b) Real Estate Payment. On the Closing Date, Purchaser shall pay to Seller $2,750,000, plus or minus prorations and adjustments, for the real estate assets pursuant to the Real
Estate Purchase Agreement (as defined herein).

     (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as determined by Purchaser with the consent of Seller, such consent not to be unreasonably withheld. Seller and Purchaser each hereby covenants and agrees that it will not take a position on any income Tax Return (including, without limitation, Internal Revenue Service Form
8594) or with any Governmental Authority that is in any way inconsistent with the terms of this Section 1.6(c) or the allocation agreed upon by the Parties. Seller and Purchaser shall inform each other promptly of any challenge by any Governmental Authority to the allocation determined pursuant to this Section 1.6(c) and no party shall agree to any adjustment asserted by such Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld. Seller and Purchaser agree to cooperate with each other in preparing Internal Revenue Service Form 8594 for filing by each of them and to furnish the other party with a copy of Internal Revenue Service Form 8594 within a reasonable period before its filing due date.

     1.7  Purchase Price Adjustment.  In the event Seller's Adjusted
Net Assets (as hereinafter defined) as reflected on the balance sheet of Seller as of the Closing Date prepared in accordance with Section 1.8 (the "Closing Balance Sheet") is greater than or less than $5,757,178 Seller's Adjusted Net Assets as reflected on the WPI Power
Systems, Inc. and WPI Electronics, Inc. balance sheet as of November 21, 1999 (the "Reference Balance Sheet Date"), attached hereto as Schedule 1.7-1 (the "Reference Balance Sheet"), the
Purchase Price shall be increased or decreased, as the case may be, by the amount of the difference (the "Purchase Price
Adjustment"). For purposes hereof, "Adjusted Net Assets" means the amount equal to (a) the total assets of Seller (excluding cash, cash equivalents and overdrafts) as reflected on the Reference Balance Sheet or the Closing Balance Sheet, as the case may be, provided that (i) receivables from WPI Group, Inc. or any Affiliate thereof, (ii) inventory listed on Schedule 1.3(a),
(iii) tuition receivables from terminated employees and (iv) the Supervision receivable listed on Schedule 1.3(a) shall not be included as assets on the Reference Balance Sheet or the Closing
Balance Sheet, less (b) the total current liabilities of Seller as reflected on the Reference Balance Sheet or the Closing
Balance Sheet, as the case may be, provided that payables to WPI
Group, Inc. or any Affiliate thereof shall not be included as liabilities on the Reference Balance Sheet or the Closing Balance
Sheet.  Schedule 1.7-2 sets forth the calculation of Adjusted Net
Assets as of the Reference Balance Sheet Date, which amount is equal to $5,757,178. In the event of an increase, Purchaser

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shall pay the amount thereof to Seller, within five (5) Business
Days after the Purchase Price Adjustment has finally been determined in accordance with Section 1.8. In the event of a decrease, Seller shall pay the amount thereof to Purchaser within five (5) Business Days after the Purchase Price Adjustment has finally been determined in accordance with Section 1.8. In either case, payment shall be made by wire transfer of immediately available funds to an account designated in writing by the payee.

     1.8 Closing Balance Sheet. Within thirty (30) days after the Closing Date, Purchaser shall deliver to Seller the Closing Balance Sheet, which shall be prepared in accordance with generally accepted accounting principles and in the same manner as the Reference Balance Sheet, except that Seller's inventory shall be valued in the manner set forth in Section 1.9 and other adjustments related to allowance for doubtful accounts, warranty reserves and other similar adjustments. The Closing Balance Sheet and the calculation of the Purchase Price Adjustment based thereon shall be valid and binding upon the parties unless Seller notifies Purchaser in writing of any dispute with respect thereto within thirty (30) days following the delivery thereof. Seller shall have full access to all financial records and transaction details of Purchaser in order to review the values reflected on the Closing
Balance Sheet as prepared by Purchaser. If Seller and Purchaser are unable to resolve any dispute with respect to the Closing
Balance Sheet within ten (10) days following delivery of Seller's written notice to Purchaser thereof, the dispute shall be submitted for resolution to a Certified Public Accounting firm mutually agreed upon by the parties hereto, or in default of such Agreement, to be selected by Agreement of each of the parties' independent Public Accountants (the "Evaluator"). The Evaluator shall act as an expert and not as an arbitrator to determine any such disputes based solely on presentations by Purchaser and Seller and not by independent review. The Evaluator's determination shall be made within twenty (20) days after the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in writing and shall be final and binding on the parties. Purchaser and Seller shall each pay one-half of the fees and expenses of the Evaluator. Purchaser and Seller shall pay their own costs incurred in preparing or reviewing the Closing Balance Sheet and preparing presentations for the Evaluator.

     1.9  Post-Closing Inventory.  Within five (5) days after the
Closing Date, Purchaser shall conduct a physical count of its inventory. Seller and its representatives shall be entitled to observe the physical count and shall be afforded the opportunity to make such reasonable investigations of the inventory as they shall desire. The value of the inventory on the Closing Balance Sheet shall be based on such physical count in conformity with generally accepted accounting principles ("GAAP") and specifically include adequate reserves for excess and obsolete inventory and any changes in the inventory between the date of such physical count and the Closing
Date.

     1.10 Delivery of Assets. Seller shall take all action necessary or advisable to put Purchaser in possession of the Acquired Assets promptly following the Closing. The parties may agree, at or prior to the Closing, that delivery of Seller's cash and cash equivalents to Purchaser may be accomplished by deducting the amount thereof from the Initial Payment.

     1.11 Transfer of Contracts. Nothing in this Agreement shall be construed as an attempt to assign any Acquired Asset which by its terms or by Law is nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which

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all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of Law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In the event (a) any Acquired Asset either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) subject to Section 4.2(f), Seller has not obtained the necessary consent to an assignment of an Acquired Asset prior to the Closing, Purchaser shall perform the obligations with respect to such Acquired Asset for and on behalf of Seller but for the account of Purchaser and Seller shall hold the benefits and privileges of such Acquired Asset arising after the Closing Date in trust for Purchaser and cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits with respect to such Acquired Asset. Such arrangements shall include, but not be limited to, the appointment of Purchaser as attorney in fact for Seller. After the Closing, Seller shall continue to use commercially reasonable efforts to obtain the consent to assignment of such Acquired Asset.


                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES


     2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser (but only with respect to matters related to the Business or the Acquired Assets), as of the date hereof and as of the Closing Date, as follows:

     (a) Organization, Standing and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Hampshire. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction, as set forth on
Schedule 2.1(a), where the nature of its activities or the character of the properties owned, leased or operated by it requires such qualification, except where such failure to qualify will not have a material adverse effect on the Business. Seller has the corporate power, authority and the requisite legal capacity, to execute, deliver and perform this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the "Ancillary Documents") to which Seller is a party. The execution, delivery and performance of this Agreement and any such Ancillary Document by Seller has been duly authorized by all necessary corporate and shareholder action. WPI Group, Inc. owns, of record and beneficially, all of the outstanding shares of capital stock of WPI Power Systems, Inc. and WPI Electronics, Inc.

     (b) No Conflicts. Except as set forth on Schedule 2.1(b), the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Governmental Authority or any other Person under, or give rise to the right to accelerate or terminate, or result in the creation or right to create any Lien upon the assets of Seller (including the Acquired Assets) under, (i) any Law to which Seller or its assets (including the Acquired Assets) is subject, (ii) any judgment, order, writ, injunction, decree, or award of any Governmental Authority which is applicable to Seller, or its assets (including the Acquired Assets), (iii) the certificate of incorporation, by-laws or other governing instruments of Seller or (iv) any license, agreement, commitment or other instrument or document to which Seller is a party or by which Seller or its assets (including the Acquired Assets) is

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otherwise bound.  No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

     (c) Binding Effect. This Agreement and each of the Ancillary Documents has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors' rights generally or by general principles of equity.

     (d)  No Interest in Other Entities.  Except as set forth on
Schedule 2.1(d), WPI Group, Inc. has no subsidiaries other than WPI Power Systems, Inc. and WPI Electronics, Inc. WPI Power Systems, Inc. and WPI Electronics, Inc. do not have any subsidiaries. Except as set forth in the two (2) previous sentences, Seller does not own any shares of capital stock of any corporation or any ownership or other security or investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture, limited liability company or other legal entity.

     (e) Financial Statements. Seller has previously delivered to Purchaser true and correct copies of: (i) the unaudited balance sheets of WPI Power Systems, Inc. and WPI Electronics, Inc. as of September 27, 1998, September 28, 1997 and September 29, 1996, and the related statements of income and cash flows, which were included without material adjustments in the audited balance sheets of WPI Group, Inc. and the related statements of income, retained earnings and cash flows for the years then ended; (ii) the unaudited balance sheets of WPI Power Systems, Inc. and WPI Electronics, Inc. as of June 27, 1999, and related statement of income and cash flows for the nine-month period then ended; and
(iii) the unaudited balance sheets of WPI Power Systems, Inc. and WPI Electronics, Inc. as of November 21, 1999, and related statements of income and cash flow for the two month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from and are consistent with the books, records and accounts of Seller, have been prepared in accordance with GAAP consistently applied throughout the periods indicated (subject, in the case of the interim financial statements, to normal year-end adjustments (consisting only of normal recurring accruals) and the absence of statements of cash flows and shareholders' equity and information which would normally be contained in footnotes to financial statements) and fairly present, as of the dates and for the periods referred to therein, Seller's and the Business' financial position and results of operations. The books and records of Seller fully and fairly reflect all material transactions, properties, assets (including the Acquired Assets) and liabilities of Seller during the periods covered by the Financial Statements and since
September 27, 1998.

     (f) Absence of Undisclosed Liabilities. The Seller does not have any Liabilities or obligations, except (a) to the extent reflected or taken into account in the Reference Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with Past Practice since the date of the Reference Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate and
(d) as specifically disclosed on the Schedules to this Agreement.

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     (g)  Ordinary Course.  Since the Reference Balance Sheet Date,
and except as otherwise disclosed on Schedule 2.1(g), Seller has operated its business in the ordinary course consistent with Past Practice and Seller has not made or instituted, or agreed to make or institute, any material change in its methods of production, purchase, sale, lease, management, marketing, distribution, accounting, account payments, investment of funds or operations and, in particular, has not:

          (i)  amended its articles of incorporation or by-laws;

          (ii) declared, paid or made any dividend or other distribution or payment in respect of shares of its capital stock or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any shares of its capital stock;

          (iii) made any investment of a capital nature in excess of $10,000, individually, or $50,000 in the aggregate;

          (iv) entered into any new agreement or series of related agreements (A) involving the purchase of supplies or inventory except in the ordinary course of business, or (B) except as permitted under subclause (A) above, either involving the payment by it of more than $10,000 or for a term or expected duration of more than one year;

          (v) waived, forfeited or otherwise failed to assert any rights of significant value (which individually or in the aggregate will not have a material adverse effect on the Business) or made any payment of any material Liability before the same came due in accordance with its terms;

          (vi) amended, terminated, received notice of termination of, made any modification to, or defaulted under, any Material Agreement
(or any agreement that would have been a Material Agreement if it had not been terminated);

          (vii) created, incurred or assumed any Liability for borrowed money except Liabilities incurred under existing credit facilities to fund normal operations in the ordinary course of business;

          (viii) made any material change in the amounts or scope of coverage of insurance policies;

          (ix) merged or consolidated with any other Person, acquired any capital stock or other securities of any other Person, or acquired all or a significant portion of the assets of any other
Person;

          (x) assumed or guaranteed any Liability or responsibility (whether primarily, secondarily, contingently or otherwise) for the obligations of any other Person, except for the endorsement for collection by Seller of instruments in the ordinary course of business;

          (xi) made any loan or advance (including, without limitation, any loan or advance to any Affiliate, shareholder, officer, director or employee of Seller);

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          (xii)     sold, transferred, leased to others, granted Liens
against, or otherwise disposed of any of its material assets, whether tangible or intangible, except for inventory sold in the ordinary course of business;

          (xiii) increased in any manner the compensation or benefits of any of its employees or paid any pension or retirement allowance not required by any existing Employee Benefit Plan or agreement, or became a party to or amended any Employee Benefit Plan or employment agreement; provided, however, that the provisions of this subclause (xiii) shall not include an increase to the compensation of non-officer employees of Seller when such increase is in conjunction with annual performance and salary reviews of such non-officer employee;

          (xiv) to the best of Seller's knowledge, permitted any lapse to occur, failed to take any actions to protect, or suffered any adverse change in respect of any of its Proprietary Rights;

          (xv) to the best of Seller's knowledge engaged in any other transaction that is not in Seller's normal course of business consistent with Past Practice;

          (xvi) agreed or committed, in writing or otherwise, to take any of the actions described in the foregoing subclauses (i) through (xiii); or

          (xvii) to the best of Seller's knowledge, agreed or committed, in writing or otherwise, to take any of the actions described in the foregoing subclauses (xiv) or (xv).

     (h) Title to Assets. Except as disclosed on Schedule 2.1(h), Seller has good and marketable title to the Acquired Assets, free and clear of any Liens. Seller owns, leases or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of the Business as currently conducted. Seller has delivered to Purchaser a schedule of the fixed assets of Seller dated not less than ten (10) days prior to the date hereof (which schedule shall be updated to a date not less than three
(3) days prior to the Closing Date).

     (i) Receivables. (i) Seller's receivables reflected on its Reference Balance Sheet or arising since the Reference Balance Sheet Date (collectively, the "Receivables"), represent valid obligations arising from sales actually made or services actually performed and have arisen or were acquired in the ordinary course of business consistent with Past Practice; (ii) Seller's provision for doubtful accounts reflected on its Reference Balance Sheet or reserved on its books since the Reference Balance Sheet Date has been determined in accordance with GAAP consistently applied, and fully and fairly reflect such provisions for doubtful accounts; and (iii) since the Reference Balance Sheet Date, Seller has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables except in the ordinary course of business consistent with Past Practice. Seller has provided to Purchaser a schedule of aged Receivables as of a date which is within ten (10) days of the date hereof (which schedule shall be updated to a date not less than three (3) days prior to the Closing Date).

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     (j)  Inventories.  (i) Seller's inventories which are reflected on its Reference Balance Sheet or which have been acquired since the Reference Balance Sheet Date were acquired in the ordinary course of business consistent with Past Practice; (ii) except to the extent of any reserve for obsolete or slow moving inventory, the inventories consist solely of quantities and qualities usable and salable by Seller in the ordinary course of business, and are maintained at normal levels consistent with Seller's Past
Practice and current needs of the Business; (iii) the terminal products sub-assemblies and finished goods inventory are free from design defects; and (iv) no inventory is held by Seller on consignment from other Persons or is held by other Persons on consignment from Seller.

     (k) Tangible Assets. Except as disclosed on Schedule 2.1(k), to the best of Seller's knowledge, the tangible personal property owned, leased or used by Seller (i) is in good operating condition and repair, reasonable wear and tear excepted; (ii) is usable in the ordinary course of business; (iii) conforms in all material respects to all applicable Laws relating to its construction, use or operation; and (iv) is located at Seller's premises listed on Schedule 2.1(l)(i).

     (l)  Real Property.

          (i) Schedule 2.1(l) lists all real property owned, leased or otherwise used by Seller, including, without limitation, any warehousing or off-site storage facilities, identifying the lessor or other owner thereof (and, in the case of a land trust, the beneficial owners thereof if known by Seller) (collectively, the "Real Property").

          (ii) Seller has obtained, possesses, and is in compliance with all licenses, permits, approvals, certificates, and other authorizations required by applicable Laws for the use and occupancy of the Real Property as it is currently being utilized, including, without limitation, zoning variances.

          (iii) The Seller has not received any notice from any Governmental Authority concerning, or has any knowledge of (A) any special Tax or other assessment to be levied against any of the Real Property or (B) any change in the Tax assessment of any of the Real Property.

          (iv) Except as set forth on Schedule 2.1(l) Seller has not granted any other Person any right to use or occupy any portion of the Real Property and no other Person is using or occupying the same.

     (m)  Proprietary Rights.

          (i) Seller owns or possesses licenses or other rights to use all trademarks, trade and business names, internet domain names, service marks, service names, copyrights, patents, processes, methods of production, industrial designs, trade secrets and inventions (whether or not patentable) (collectively, "Proprietary Rights") necessary for the conduct of the Business as currently conducted.

          (ii) Schedule 2.1(m) sets forth a true and complete list of all trademarks, trade and business names, service marks, service names, internet domain names, copyrights and patents included in the Proprietary Rights of Seller (identifying which are owned and which are licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements relating thereto.

          (iii) Except as disclosed on Schedule 2.1(m), Seller is not required to pay any royalty, license fee or similar compensation in connection with the use of its Proprietary Rights.

          (iv) Except as disclosed on Schedule 2.1(m), to the best of Seller's knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with the Proprietary Rights of any other Person or committed any acts of unfair competition and no claims have been asserted by any Person alleging such interference, infringement, misappropriation, conflict or act of unfair competition.

          (v) Except as disclosed on Schedule 2.1(m), to the best of Seller's knowledge, no Person is infringing upon Seller's
Proprietary Rights, and Seller has not notified any Person that it believes that such Person is interfering with, infringing, misappropriating or otherwise acting in conflict with Seller's
Proprietary Rights or engaging in any act of unfair competition or has done any of the foregoing.

          (vi) Except as disclosed on Schedule 2.1(m), there are no Proprietary Rights developed by Seller or any current or former director, officer, consultant or employee of Seller that are used in the Business and that have not been duly and validly transferred to, or are not owned free and clear of any Liens by, Seller.

     (n) Material Agreements. Schedule 2.1(n) sets forth a true and complete list, and Seller has provided to Purchaser true and complete copies (including all amendments and extensions thereof and all waivers thereunder) or, if oral, an accurate and complete description, of each of the following agreements which are related to the Business or the Acquired Assets, whether written or oral, to which Seller is a party or is otherwise bound (each, a "Material Agreement"):

          (i) all loan agreements, indentures, mortgages, notes, installment obligations, factoring arrangements, capital leases or other agreements or instruments relating to the borrowing of money (or guarantees thereof);

          (ii) all contracts, open purchase orders or commitments for the purchase or sale of assets, goods or services, excluding contracts involving payments, cost of performance or receipts by Seller following the date hereof of less than $10,000;

          (iii)     all contracts with any Governmental Authority;

          (iv) all leases, subleases or other agreements under which Seller has the right or a license to use any real property;

          (v) all leases, subleases, licenses or any other agreements under which Seller has the right or license to use any personal property, whether tangible or intangible, owned or licensed by another Person;

          (vi) all agreements under which any other Person has the right or license to use any real property or personal property, whether tangible or intangible, owned or licensed by Seller;

          (vii) all agreements limiting the ability of Seller to conduct its business or to otherwise compete, including as to manner or place;

          (viii) all confidentiality agreements that either restrict Seller's use or disclosure of information or restrict the use or disclosure of Seller's confidential information by others;

          (ix) all joint venture, "partnering" or similar agreements;

          (x) all sales representative, distributor or dealer agreements, or practices;

          (xi) all contracts relating to the consignment of assets to any Person or pursuant to which Seller has possession of any assets consigned to it by any Person;

          (xii) all collective bargaining, union, employment, consulting, non-competition, retainer or similar agreements; and

          (xiii) all other contracts, without regard to monetary amount, which were not entered into in the ordinary course of business or which are material to the conduct of the Business and not listed above.

      Except as disclosed on Schedule 2.1(n), neither Seller nor, to the best of Seller's knowledge, any other party is in default under any Material Agreement and, to the best of Seller's knowledge, no event has occurred or is reasonably expected to occur which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Agreement or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any assets, rights or interests of Seller. Except as disclosed on Schedule 2.1(n), (i) each Material Agreement is in full force and effect and is valid and legally binding against Seller, and, to the best of Seller's knowledge, each of the other parties thereto; (ii) there are no material unresolved disputes with respect to any Material Agreement; and (iii) to the best of Seller's knowledge, no party to a Material Agreement has notified Seller that it intends either to modify, cancel or terminate a Material Agreement or to refuse to renew a Material Agreement on substantially equivalent terms upon the expiration of the term thereof.

     (o) Litigation. Except as disclosed on Schedule 2.1(o), there is no claim, legal action, suit, arbitration, investigation by any Governmental Authority or other proceeding pending or, to the best of Seller's knowledge, threatened against or relating to Seller, related to the Business or the Acquired Assets, which, if adversely determined, would have a material adverse effect on the business, operations, financial condition or results of operations of Seller, or would otherwise prevent, hinder or delay consummation of the transactions contemplated herein. Neither Seller nor any of its assets is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

     (p) Compliance with Law. Seller has obtained, possesses and is in compliance with all material licenses, permits, approvals, certificates and other authorizations from all applicable Governmental Authorities necessary for the conduct of its business as currently conducted. Schedule 2.1(p) hereto sets forth a true and complete list of all such licenses, permits and other authorizations obtained by Seller, each of which is in full force and effect. Seller is in material compliance, and has complied in all material respects, with all Laws applicable to it and has not received any notice of any violation thereof which has not been completely cured.

     (q) Warranties. Except for Seller's standard warranties as set forth on Schedule 2.1(q) (which Schedule sets forth all warranties used by Seller during the past two (2) years), and except as further disclosed on Schedule 2.1(q), Seller has not made any warranty or representation in respect of any products or services supplied or agreed to be supplied by it.

     (r)  Environmental Matters.  Except as disclosed on
Schedule 2.1(r):

          (i) Seller is in material compliance, and has complied in all material respects, with all applicable Environmental Laws;

          (ii) none of the Real Property or operations of Seller are subject to any outstanding written order of or agreement with any Governmental Authority or private party respecting (A) any Environmental Laws, (B) any Remedial Actions or (C) any
Environmental Claims;

          (iii) none of the Real Property or operations of Seller are the subject of a claim, assertion or other notice of, or a judicial or administrative proceeding alleging, a violation of any Environmental Law or otherwise asserting an Environmental
Claim;

          (iv) none of the Real Property or operations of Seller are the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed under any applicable Environmental Law;

          (v) Seller has not filed any report or notice under any Environmental Law indicating past or present generation, treatment, handling, recycling, use, transportation, reclamation, storage or disposal of a hazardous waste or solid waste or reporting a Release of a Contaminant into the environment;

          (vi) Seller has no contingent liability in connection with any Release of any Contaminant into the environment;

          (vii) none of the Real Property or operations of Seller involve, or have involved, the violation of Environmental Laws governing the generation, treatment, handling, recycling, use, transportation, reclamation, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

          (viii) none of the operations of Seller involves, or has involved, the past or present generation, treatment, handling, recycling, use, transportation, reclamation, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in violation of applicable Environmental
Laws;

          (ix) Seller has not disposed of any Contaminant by placing it in, at, on or under the ground, surface waters, groundwater, or other environmental medium of any premises owned, leased or used by Seller and, to the best of Seller's knowledge, no such disposal has been made by any lessor, prior owner or prior lessee or other
Person;

          (x) no underground storage tanks or surface impoundments are or ever have been located on any premises owned, leased or used by Seller;

          (xi) no Lien based on (i) any Environmental Laws or (ii) damages arising from or costs incurred by any Governmental Authority in response to a Release of a Contaminant into the environment, has been filed against or attached to any assets of Seller;

          (xii) there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Real Property (including, without limitation, any building, structure, or other improvement that is a part of the Real Property); and

          (xiii) no on-site sources of water for human consumption or other human contact in or at the Real Property, and no subsurface waters under the Real Property, contain a Contaminant at a level exceeding a level which is established or recommended in Environmental Laws.

      For purposes of this Agreement, the terms set forth below shall have the following meanings:

      "Contaminant" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or a contaminant, under or pursuant to any Environmental Laws, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "Environmental Claim" shall mean any notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Person, tangible or intangible property damage, damage to the environment, nuisance, trespass, pollution, contamination, other adverse effects on the environment, clean-up costs, remediation, removal, other response costs (which shall include, but not be limited to, costs to come into compliance with Environmental Laws), or investigation costs (including, but not limited to, fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), and/or fines, penalties, losses, liabilities (including any actual or punitive damages under any statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from, based upon or related to (a) the existence, or the continuation of the existence, of a Release or threatened Release (including, but not be limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Contaminant or other Release or emission in, on or under the environment (including, but not limited to, the air, soil, subsurface strata, groundwater, surface water or any sediments associated with any water body), (b) the environmental aspects of the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Contaminants or other materials, or (c) any provision of Environmental Law, or any judgment, order, writ, decree, permit or injunction.

      "Environmental Laws" shall mean any laws relating to environmental, health and safety issues, or the regulation of or imposition of standards of conduct concerning Releases or threatened Releases of Contaminants or hazardous or toxic wastes, hazardous materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, Contaminants or hazardous or toxic wastes, hazardous substances or hazardous materials ("Regulated Activity"), under the following laws: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Water Act (33 U.S.C. 1251 et
seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Pollution Prevention Act (42 U.S.C. 13101 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been amended or supplemented, and any analogous state, local or foreign laws, and all rules, standards, orders and regulations promulgated thereunder, and any common law cause of action relating to any Regulated Activity.

      "Permit"  shall  mean any permit, approval,  authorization,
license,  certificate,  variance,  permission  or  similar   item
required from a Governmental Authority having jurisdiction under any applicable Environmental Law.

     "Release" shall mean any release, exposure, spill, emission, leaking, pumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants (including, but not limited to, Contaminants in barrels, drums or other containers) into the environment, including the movement of Contaminants through, on, under or in the air, soil, subsurface strata, surface water or groundwater.

      "Remedial Action" shall mean all actions to (a) clean up, remove, treat, minimize the effect of or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (a) and (b).

     (s) Related Party Transactions. Except as disclosed on Schedule 2.1(s), no Related Party is directly or indirectly a party to any contract or other arrangement (whether written or oral) with Seller providing for services (other than as an employee of Seller), products, goods or supplies, rental of real or personal property, or otherwise requiring payments from or to the same.
For purposes hereof, the term "Related Party" shall mean WPI
Group, Inc. or any director, officer or affiliate of Seller or, with respect to any of the foregoing, any member of his or her family or any corporation, partnership, other business entity or trust in which he or she or any member of his or her family directly or indirectly has greater than a ten percent (10%) interest, or of which he or she or any member of his or her family is an officer, director, general partner, manager or trustee.

     (t) Insurance. Schedule 2.1(t) sets forth a true and complete list of all liability (including general and product liability), property, workers' compensation and other insurance policies currently in effect that insure Seller, the Business or the Acquired Assets, listing for each policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions. All of Seller's tangible assets are insured with respect to loss due to fire and other risks in accordance with good industry practice and in amounts and with types of coverage adequate to insure fully against risks to which Seller and its assets are normally exposed in the operation of the Business. Seller has not received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Schedule 2.1(t) also sets forth a true and complete description of any self-insurance arrangement by or affecting Seller, including any reserves established thereunder.

     (u)  Taxes.

          (i) Seller (A) has filed when due (taking into account permitted extensions) with the appropriate Governmental Authorities all tax returns, estimates and reports required to be filed by it ("Tax
Returns"), all of which Tax Returns are true, correct and complete; (B) has paid in a timely manner all requisite taxes, levies, imposts, duties and assessments of any nature whatsoever, including Real Property taxes and assessments, unemployment and social security taxes and income tax withholding and interest and penalties with respect to any of the foregoing ("Taxes"), which have become due and payable; and (C) has or will prior to Closing establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Closing. There are no and will be no Tax deficiencies in respect of any period preceding the Closing Date that, in the aggregate, would result in any Tax Liability in excess of the amount of the reserves or accruals maintained on the books of Seller.

          (ii) Seller is not currently under audit by any Governmental Authority for any Taxes and has not received notice of: (A) any alleged failure to file any Tax Returns or to pay any Taxes; (B) any alleged Liability for the Taxes of any entity which is deemed to be a predecessor or transferor of Seller; (C) any audit adjustment; or (D) any planned audit of Seller's Tax Returns.
Seller has not executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or contesting the amount thereof.

          (iii) Seller has in its files all documentation (including exemption certificates from customers) necessary to support the exemptions, deductions or special Tax rates claimed on its Tax
Returns for sales/use, excise or similar gross receipt Taxes.

          (iv) Seller is not a party to, bound by, or obligated under, any Tax sharing or similar agreement.

          (v) Schedule 2.1(u) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller files
Tax Returns relating to its operations.

     (v)  Employee Benefit Plans.

          (i) Schedule 2.1(v) lists all Employee Benefit Plans which are or, since January 1, 1994, have been maintained or contributed to by Seller or to which Seller has been obligated to contribute.
Except as set forth on Schedule 2.1(v), no corporation or other entity which, under Section 4001(b) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), is under common control with Seller (an "ERISA Affiliate") maintains, or, since January 1, 1994, has maintained, contributed to or been obligated to contribute to a Pension Plan subject to Title IV of ERISA or Section 42 of the Internal Revenue Code of 1986, as amended (the "Code"), other than a Pension Plan which has been completely terminated in a "standard termination" meeting the requirements of ERISA Section 4041(b). Each Employee Benefit Plan disclosed on Schedule 2.1(v) has in all material respects been maintained in compliance with its terms and all provisions of ERISA and Section 412 of the Code applicable thereto (including rules and regulations thereunder).

          (ii) Each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and each trust created thereunder has been determined by the IRS to be tax exempt under Section 501(a) of the Code as of the date of the determination letter set forth on Schedule 2.1(v), and Seller does not know of any fact which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected. None of the Pension Plans are currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension
Benefit Guaranty Corporation (the "PBGC") or any other
Governmental Authority nor are any subject to any law suits, complaints, claims or legal proceedings of any kind.

          (iii)     No "prohibited transaction," as such term is defined in
Section 406 of ERISA, has occurred with respect to any Pension
Plan or Welfare Plan which has resulted or may result in Liability to Seller or its ERISA Affiliates. No breach of fiduciary responsibility under Part 4 of Title I of ERISA has occurred which has resulted or may result in Liability to Seller, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan. No ERISA Affiliate has incurred any Liability for any penalty or Tax, nor, to the best of Seller's knowledge, does any fact exist which would subject Seller to any penalty or Tax under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980,
4980B, 4980D or 5000 of the Code or Section 502 of ERISA.

          (iv) Each Welfare Plan has, to the extent applicable, at all times been in material compliance with the provisions of Section
4980B of the Code and Parts 6 and 7 of Title I of ERISA. Except as disclosed on Schedule 2.1(v), none of the Welfare Plans provides or promises post-retirement health or life benefits to current employees or retirees of Seller.

          (v) Except as disclosed on Schedule 2.1(v), all contributions required to be paid under the terms of each Pension Plan have been made by the due date thereof.

          (vi) No Pension Plan or trust created thereunder has been terminated or partially terminated by Seller, and Seller has no knowledge of any events which would cause a voluntary or involuntary termination of any Pension Plan.

          (vii) Except as disclosed on Schedule 2.1(v), none of Seller nor any of its ERISA Affiliates has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer
Plan," as such term is defined in Section 4001(a)(3) of ERISA.

     (w)  Employee Matters.

          (i) Schedule 2.1(w) sets forth an accurate and complete list of all current employees of Seller as of the date hereof and their hourly rates of compensation or base salaries (as applicable). In addition, to the extent any current employees are on leaves of absence, Schedule 2.1(w) indicates the nature of such leave of absence (including, without limitation, leave relating to worker's compensation, short-term or long-term disability, the Family and Medical Leave Act of 1993 or any other type of leave of absence) and each such employee's anticipated date of return to active employment. Except as set forth on Schedule 2.1(w), Seller has not received written notice that any employee of Seller has any plans to terminate employment with Seller. Seller has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security and other Taxes.

          (ii) Except as set forth on Schedule 2.1(w), (A) Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and, upon termination of the employment of any such employees, neither Purchaser nor Seller will by reason of anything done prior to the Closing be liable to any of such employees for severance pay or any other payments;
(B) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any other
Governmental Authority; (C) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against Seller; and (D) no labor union currently represents or, to the best of Seller's knowledge, has taken any action with respect to organizing, the employees of Seller.

          (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of Seller, under any Employee Benefit Plan or otherwise; (B) increase any benefits payable under any Employee Benefit Plan or otherwise; or (C) result in the acceleration of the time of payment or vesting of any such benefits.

     (x) Material Adverse Changes. Since the Reference Balance Sheet Date, no event, change or development has occurred which, in the reasonable judgment of Seller, is likely to have a material adverse effect on the business, operations, financial condition or results of operations of Seller or the Business.

     (y)  Suppliers and Customers.

          (i) Schedule 2.1(y) sets forth a complete list of (A) all suppliers that individually accounted for more than ten percent (10%) of inventory purchases of Seller during the last two (2) years (each, a "Material Supplier"); and (B) all customers that individually accounted for more than five percent (5%) of the gross revenues of Seller during the last two (2) years, indicating the amount and percentage of gross revenues for which each such customer was accountable (each, a "Material Customer").

          (ii) Except as set forth on Schedule 2.1(y), since the Reference Balance Sheet Date, no Material Customer or Material Supplier has: (A) stopped, or, to the best of Seller's knowledge, indicated an intention to stop, trading with, purchasing from or supplying Seller; (B) reduced, or, to the best of Seller's knowledge, indicated an intention to reduce, substantially its trading with, purchasing from or provision of supplies to Seller;
or (C) changed, or, to the best of Seller's knowledge, indicated an intention to change, materially the terms on which it is prepared to trade with, purchase from or supply Seller.

          (iii) Since the Reference Balance Sheet Date Seller has not received written notice that any Material Customer or Material
Supplier is likely, as a result of the transactions contemplated hereby, to: (A) cease trading with or supplying Seller; (B) reduce substantially its trading with or purchasing from or provision of supplies to Seller; or (C) change the terms on which it is prepared to trade with or supply Seller.

     (z)  No Year 2000 Problem.

          (i)  To the best of Seller's knowledge, except as set forth on
Schedule 2.1(z), none of the computer systems used by Seller, and none of the computer systems used by any Material Customer or Material Supplier, or by any third party for the benefit of or in connection with any business with Seller, including, without limitation, any mainframe computer systems, computer networks and personal computer systems, contains or makes use of any hardware, operating system software, database or database interface which would cause any computer system to be incapable of recognizing and correctly calculating dates on or after January 1, 2000, or which would otherwise cause any computer system to fail to perform any of its intended functions in a proper manner in connection with data containing any date on or after January 1, 2000 (the "Year 2000 Problem"), and no failure or disruption of Seller's operations, financial reporting, tax reporting, inventory management, accounts receivable systems, accounts payable systems, invoicing, delivery, personnel management or records, payroll, benefits records or administration, or any other records or systems will occur as a result of the Year 2000
Problem.

          (ii) Except as set forth on Schedule 2.1(z), none of the equipment or facilities (including, without limitation, voice and data communications systems, voicemail systems, office equipment, processing equipment, process control systems, inventory control equipment, heating, ventilating and air conditioning systems, security systems, elevators, fire alarm systems and other equipment which is computer controlled or includes an embedded computer chip) used by Seller is incapable of recognizing and correctly calculating dates on or after January 1, 2000, and no failure or disruption of any such equipment or facilities will occur as a result of the Year 2000 Problem.

          (iii) Schedule 2.1(z) lists all studies, audits, surveys, reports and investigations conducted by or on behalf of Seller with respect to the Year 2000 Problem, and describes Seller's efforts to analyze, modify or replace all computer systems, computer-controlled systems and embedded computer chips which Seller has deemed necessary or appropriate in connection with the Year 2000 Problem.

     (aa) Brokerage Fees. Except for McFarland, Dewey & Co., Seller has not engaged or authorized any broker, investment banker or other Person to act on its or their behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.

     2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, as follows:

     (a) Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New Hampshire. Purchaser has the power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and any such Ancillary Document has been duly and validly authorized by all necessary action on the part of Purchaser.

     (b) No Conflicts. The execution, delivery and performance of this Agreement and each of the Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Governmental Authority or any other Person under,
(i) any Law to which Purchaser or its assets is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to Purchaser or its assets, (iii) the certificate of formation, operating agreement or other governing instruments of Purchaser or (iv) any license, permit, agreement, commitment or other instrument or document to which Purchaser is a party or by which Purchaser or its assets is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser.

     (c) Binding Effect. This Agreement and each of the Ancillary Documents has been duly executed and delivered by Purchaser, and, assuming the due execution and delivery hereof and thereof by Seller, this Agreement and each of the Ancillary Documents constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting creditors' rights generally or by general principles of equity.

     (d) Litigation. There is no claim, legal action, suit, arbitration or other proceeding pending or, to the best of Purchaser's knowledge, threatened against or relating to Purchaser which, if adversely determined, would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary

Documents to which Purchaser is a party, or would otherwise prevent, hinder or delay consummation of the transactions contemplated herein or therein.

     (e) Brokerage Fees. Except for Scott Rogers, LLC, Purchaser has not engaged or authorized any broker, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.


                           ARTICLE III

                        CERTAIN COVENANTS



     3.1 Conduct of Seller Pending the Closing. Prior to the Closing, except as contemplated by this Agreement, Seller shall:

     (a) conduct its business in the usual, regular and ordinary course consistent with Past Practice and with the representations and warranties made in Section 2.1, including Section 2.1(g); and

     (b) use commercially reasonable efforts to maintain and preserve its business organization and relationships with customers, suppliers, distributors, agents and others having business dealings with it and retain the services of its officers and employees.

     3.2 Payment of Liabilities. At or prior to the Closing, Seller shall obtain the release of all Liens against any of the Acquired Assets. The outstanding amount of such Liabilities, including accrued but unpaid interest thereon, shall be paid in accordance with instructions and pay-off letters from each secured lender, to be delivered by Seller to Purchaser not less than two (2) Business Day prior to the Closing Date. Such pay-off letters shall provide, upon payment of the amounts specified therein, for the full release and discharge of any Liens on the Acquired Assets securing the indebtedness being repaid and shall provide for the delivery by the secured lender upon repayment of such Liabilities of executed UCC-3 termination statements in form satisfactory for filing.

     3.3 Reasonable Efforts; Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable efforts to (a) obtain all consents or approvals referred to in Section 4.2(f); (b) effect promptly all necessary or appropriate registrations or filings with any Governmental Authorities, and (c) fulfill or cause the fulfillment of the conditions to Closing set forth in Article IV. The parties shall attempt to consummate the transactions contemplated by this Agreement on or before December 20, 1999, and agree to act in good faith and in a spirit of fair dealing with respect to the consummation of such transactions. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser shall take such further action without additional consideration.

     3.4  Access and Information.

     (a) Prior to the Closing, Seller shall afford to Purchaser and its accountants, counsel and other representatives full access upon reasonably prior notice and during normal business hours to all of Seller's properties, books, accounts, records, contracts, and personnel and, during such period, Seller shall, and shall cause its accountants, counsel and other representatives to, furnish promptly to Purchaser and its representatives all information concerning Seller's business, properties and personnel as Purchaser or its representatives may reasonably request, provided that such access does not unreasonably interfere with the operations of Seller.

     (b) After the Closing, Purchaser shall afford to Seller and its accountants, counsel and other representatives access to the books, records and personnel of Purchaser with respect to matters relating to the operations of the Business prior to the Closing
Date to the extent that they have a reasonable need for the same (e.g, for Tax purposes or for purposes of defending claims) and provided that such access does not unreasonably interfere with the operations of Purchaser.

     3.5 Notification of Certain Matters. Seller shall promptly notify Purchaser in writing:

     (a) if, subsequent to the date of this Agreement and prior to the Closing Date, either of them becomes aware of the occurrence of any event or the existence of any fact that renders any of the representations and warranties made in Section 2.1 inaccurate or untrue in any material respect;

     (b) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or

     (c) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby.

     3.6 Non-Competition Agreement. Concurrently with, and as a condition to, the Closing, Seller shall enter into a Non-Competition Agreement with Purchaser in substantially the form of Exhibit A attached hereto (the "Non-Competition Agreement").

     3.7 Real Estate Purchase Agreement. Concurrently with the execution of this Agreement by the parties hereto, Purchaser and Seller shall enter into that certain Real Estate Purchase Agreement for the acquisition of the real property located at 40 Depot Street in Warner, New Hampshire in substantially the form of Exhibit B attached hereto (the "Real Estate Purchase Agreement").

     3.8 Public Announcements. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto; provided, however, that nothing herein will prohibit any party from issuing or causing the publication of any such press release or public announcement to the extent that such party is advised by its legal counsel that such action is required by Law, in which case the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

     3.9 Terminal Products Manufacturing Agreement. Concurrently with, and as a condition to, the Closing, Purchaser and Seller (or its affiliate) shall enter into that certain Manufacturing Agreement whereby Seller (or its affiliate) will purchase terminal products manufactured by Purchaser in substantially the form of Exhibit C attached hereto (the
"Manufacturing Agreement").

     3.10 Employees. Purchaser shall offer employment on substantially similar terms and conditions, effective from the Closing Date, to the employees listed on Schedule 3.10 (the "Employees"). All other employees (the "Other Employees") shall remain employees of Seller. Seller shall retain responsibility and shall indemnify Purchaser and defend and hold Purchaser harmless from and against all Losses (including, without limitation, wrongful dismissal claims, severance and termination pay claims at common law or statute, and constructive dismissal claims), arising from Purchaser's offer of employment to and the refusal of such offer by any Employee, as well as arising from Purchaser not offering employment to the Other Employees. Purchaser and Seller shall exercise reasonable efforts to persuade the Employees to accept such offers of employment. In respect of an Employee who has accepted employment with Purchaser, Seller shall continue to bear all costs and expenses associated with such Employee until the Closing. Seller shall continue to bear all costs and expenses associated with the Other Employees. Seller shall be responsible for all notice of termination, severance and other payments or obligations, both statutory and at common law, to the Employees who do not accept employment with Purchaser and to all Other
Employees to whom Purchaser does not offer employment or who otherwise claim entitlement to severance or other amounts by reason of termination of their employment with Seller, and Seller shall indemnify and hold Purchaser harmless in respect of all such liabilities or obligations.

     3.11 Sales, Use and Transfer Taxes. Purchaser shall pay all sales, use and transfer taxes, if any, in each case payable in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller and Purchaser shall each pay 50% of the New Hampshire real estate transfer tax pursuant to the terms of the Purchase and Sale Agreement.

     3.12 Compliance with Bulk Sales Laws. The parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, but not limited to, any applicable state Tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

     3.13 Post-Closing Covenants. After the Closing, Seller shall cooperate with the Seller in forwarding to the Purchaser any correspondence, including electronic mail messages, pertaining to the Business which Seller may receive. In the event that the Purchaser is unable to obtain a Growth Power Software License prior to Closing, Seller shall cooperate in assisting Purchaser with obtaining such license and in transferring the Business database to the Purchaser.

     3.14 Services Agreement. Concurrently with, and as a condition to, the Closing, Seller shall enter into a services agreement with Purchaser in substantially the form of Exhibit D attached hereto (the "Services Agreement").

        3.15 Receipt of Checks. Any checks or other forms of payment in respect of accounts receivable or other assets which are Acquired
Assets or proceeds thereof that are received by the Seller after the date hereof shall be endorsed, if necessary, to the Purchaser and forwarded to the Purchaser at the address of the Purchaser stated in Section 9.1(a) by the Seller on the date of receipt or as soon as practicable. Until such time as and such payments are forwarded to Purchaser in accordance herewith, they shall be held in trust by Seller on behalf of the Purchaser and shall not be considered property of the Seller.



                           ARTICLE IV

                      CONDITIONS TO CLOSING

     4.1 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by Seller):

     (a) Purchaser shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.3);

     (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period);

     (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending or threatened which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions; and

     (d) the closing of the acquisition of the real property under the Real Estate Purchase Agreement shall have been completed concurrently with the Closing hereunder.

     4.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by Purchaser):

     (a) Seller shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by each of them hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.2);

     (b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period);

     (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending or threatened which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions;

     (d) Seller shall have obtained on terms and conditions reasonably satisfactory to Purchaser all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby; (ii) for the release and discharge of each of the Liens described in Section 3.2; and (iii) in order to prevent a breach of, a default under or a termination, change in the terms or conditions or modification of, any Material Agreement as a result of the consummation of the transactions contemplated hereby; and

     (e) the closing of the acquisition of the real property under the Real Estate Purchase Agreement shall have been completed concurrently with the Closing hereunder.


                            ARTICLE V

                             CLOSING

     5.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of McLane, Graf, Raulerson & Middleton, Professional Association, 900 Elm Street,
Manchester, New Hampshire 03101, at 9:00 a.m., on December 20,
1999, or at such other place, at such other time or on such other date as the parties may mutually agree. The date on which the Closing actually occurs is referred to herein as the "Closing
Date."

     5.2 Deliveries by Seller. Subject to the terms and conditions hereof, Seller shall deliver, or cause to be delivered, the following to Purchaser at or before the Closing:

     (a) such duly executed bills of sale and assignments (including of rights to license and use Proprietary Rights); titles;
releases; estoppel certificates; duly endorsed certificates of title to motor vehicles to be transferred; consents to the transfer or assignment of the Assumed Agreements to the extent required by the terms of the Assumed Agreements; endorsements;
and other good and sufficient instruments and documents of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective, as reasonably determined by Purchaser and its counsel, to transfer and assign to, and vest in, Purchaser all right, title and interest in and to the Acquired Assets;

     (b) a certificate of the Secretary or Assistant Secretary of Seller attesting to (i) due authorization of the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Board of Directors of Seller and (ii) the incumbency of Seller's officers executing this Agreement and the Ancillary Documents delivered by Seller hereunder;

     (c) evidence that Seller has obtained on terms and conditions reasonably satisfactory to Purchaser all consents, releases and approvals of third parties (including Governmental Authorities) that are required under Section 4.2(e);

     (d)  the Non-Competition Agreement, duly executed by Seller;

     (e) the Manufacturing Agreement, duly executed by Seller (or its affiliate);

     (f) a certificate of Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date and signed by the President or a Vice President of Seller, certifying compliance with the conditions set forth in Sections 4.2(a) and 4.2(b); and

     (g) an opinion of Michael B. Tule, Esquire, in a form and substance reasonably satisfactory to Purchaser's counsel.

     5.3 Actions or Deliveries by Purchaser. Subject to the terms and conditions hereof, Purchaser shall deliver the following to Seller at or before the Closing:

     (a)  the Initial Payment in accordance with Section 1.6(a);

     (b) an assumption agreement, in form and substance reasonably satisfactory to the parties hereto, executed by Purchaser;

     (c)  the Non-Competition Agreement, duly executed by Purchaser;

     (d)  the Manufacturing Agreement, duly executed by Purchaser;

     (e) a certificate of a Manager of Purchaser attesting to (i) due authorization of the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Board of Directors of Purchaser and (ii) the incumbency of the Persons executing this Agreement and the Ancillary Documents delivered by Purchaser hereunder;

     (f) a certificate of Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date and signed by a Manager of Purchaser, certifying compliance with the conditions set forth in Sections 4.1(a) and 4.1(b); and

     (g)  an opinion of McLane, Graf, Raulerson & Middleton,
Professional Association, in a form and substance reasonably satisfactory to Seller's counsel.

     5.4 Other Documents. The parties agree to execute and deliver on or before the Closing Date all other documents that are necessary or advisable in order to consummate the transactions contemplated hereby or in connection herewith.

     5.5 Expenses. Except as otherwise specifically provided herein, each of Purchaser and Seller shall pay its own expenses, including, but not limited to, attorneys', accountants', financial advisors' and brokers' or finders' fees, incurred in connection with the transactions contemplated hereby.


                           ARTICLE VI

                           TERMINATION



     6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual consent of Purchaser and Seller; or

     (b) by either Purchaser or Seller if the Closing shall not have been consummated on or before December 20, 1999 (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement), which date may be extended by written agreement of Purchaser and Seller.

     (c) if, between the date hereof and the earlier of: (i) December 20, 1999, or (ii) the date on which Purchaser notifies Seller in writing that Purchaser does not intend to acquire the Acquired
Assets, Seller shall accept an offer to purchase from any other party or sell substantially all of the assets of Seller, then
Seller shall pay to Purchaser, a break-up fee in the amount of Seventy Five Thousand Dollars ($75,000) and such break-up fee payment shall be Purchaser's sole remedy and recourse against Seller.

     6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.1, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any covenant or agreement contained in this Agreement.


                           ARTICLE VII

                         INDEMNIFICATION


     7.1 Indemnification by Seller. Subject to the terms of this Article VII, Seller covenants and agrees to indemnify and hold harmless Purchaser from and against any Liability, claim, demand, action, suit, proceeding, judgments, settlement, loss, damage or expense, including, without limitation, reasonable consulting, attorneys' and accountants' fees (collectively, "Losses"), suffered or incurred by Purchaser which arise out of or result from:

     (a) any inaccuracy in or breach of any of the representations and warranties made by Seller in this Agreement;

     (b) any breach of any of the covenants or agreements made by Seller in this Agreement;

     (c)  any Retained Liabilities;

     (d) non-compliance by Seller or Purchaser with the bulk sales laws and any similar laws as may be applicable to the purchase and sale of the Acquired Assets pursuant to this Agreement;

     (e) any claims, suits or proceedings asserted or instituted against Purchaser as a successor to or transferee of Seller under theories of successor or transferee liability, other than claims, suits or proceedings based upon or arising out of the Assumed Liabilities;

     (f) any Environmental Claims to the extent that such Environmental Claims are based upon, or otherwise relate to;

          (i) any Condition in, at, on, under, a part of, involving or otherwise related to the Real Property (including the properties, materials, articles, products or other things included in or otherwise a part of the Real Property), which Condition exists at or prior to the Closing Date;

          (ii) any action or failure to act by Seller, or by any prior owner or operator of the Real Property (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Real Property), which action or failure to act occurs at or prior to the Closing Date;

          (iii) the Management of any Contaminant, material, article or product (including management of any material, article or product containing a Contaminant) in any physical state, involving or otherwise related to the Real Property or to any property covered by clause (iv), which management occurs at or prior to the Closing Date (including Management either from the Real Property or from any property covered by clause (iv), and Management to, at, involving or otherwise related to the Real Property or to any property covered by clause (iv)); or

          (iv) any Conditions, and any actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Real Property, which property was, at or prior to the Closing Date, (A) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with either Seller or any predecessor or successor organization of Seller, or (B) engaged in any tolling, contract manufacturing or processing, or other similar activity for, with, or on behalf of Seller.

     (g) the ownership or operation of the Business on or prior to the Closing Date (other than with respect to the Assumed
Liabilities).

Notwithstanding the foregoing, Purchaser shall not be entitled to indemnification hereunder with respect to Losses suffered or incurred under Section 7.1(a) until such Losses exceed $50,000 in the aggregate (the "Indemnification Threshold"), in which case Purchaser shall be entitled to indemnification only to the extent such Losses exceed the Indemnification Threshold. Further, with respect to Losses suffered or incurred under Section 7.1(a), absent fraud, Purchaser shall not be entitled to indemnification in an amount in excess of $5,000,000 (such limitation being referred to as the "Indemnification Cap").

     7.2  Indemnification by Purchaser.  Subject to the terms of this
Article VII, Purchaser shall indemnify and hold harmless Seller from and against any Losses suffered by Seller which arise out of or result from:

     (a) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement;

     (b)  any Assumed Liabilities; or

     (c) the ownership or operation of the Business following the Closing, other than those for which Purchaser is entitled to indemnification from Seller pursuant to Section 7.1.

     7.3 Method of Asserting Third Party Claims. Promptly after the assertion by any third party of any claim or demand against any Person that may be entitled to indemnification under this Article VII with respect to such claim (the "Indemnified Party"), the Indemnified Party shall promptly notify the party from whom indemnification may be sought (the
"Indemnifying Party"), specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasibly ascertainable (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). Within thirty (30) days after receipt of a Claim Notice (the "Notice
Period"), the Indemnifying Party may assume the defense of such claim; provided, however, that (a) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party;
and (b) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), enter into any settlement of a claim, consent to the entry of any judgment with respect to a claim or cease to defend a claim, if pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim, with prejudice. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice;
provided, however, that the fees and expenses of the Indemnified
Party's counsel shall be paid by the Indemnified Party unless
(i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein; or (iii) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and the Indemnified Party shall have been advised in writing by outside counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be required to pay the fees and expenses of more than one separate lead counsel (and any appropriate local or specialized counsel) for all Indemnified
Parties. If the Indemnifying Party does not assume the defense of such claim, the Indemnified Party may defend against the same in any manner that it reasonably deems appropriate.

     7.4  Method of Asserting Direct Claims.  In the event an Indemnified
Party desires to assert a claim for indemnification against an Indemnifying Party that does not involve a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying
Party. If the Indemnifying Party does not notify the Indemnified
Party within the Notice Period that it disputes such claim, the amount of Losses suffered or incurred by the Indemnified Party with respect to such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

     7.5 Survival of Representations. All of the representations and warranties contained in this Agreement shall survive for a period of eighteen
(18) months following the Closing Date, except that: (i) those contained in
Section 2.1(h) survive until the end of three (3) months following the expiration of the applicable statute of limitation with respect to the matter giving rise to the claim for indemnification; (ii) those contained in Section 2.1(r) shall survive for a period of five (5) years following the Closing
Date; and (iii) those contained in Sections 2.1(u) and 2.1(v) shall survive for a period of seven (7) years and three (3) months. No claim for indemnification may be made under this
Article VII unless a Claim Notice is given within the applicable survival period set forth herein.

     7.6 Failure to Give Timely Notice. Except as provided in Section 7.7, a failure by an Indemnified Party to give timely, complete or accurate notice as required under Sections 7.3 or 7.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

     7.7 Exclusive Remedy. The rights of the parties to indemnification under this Agreement or with respect to the transactions contemplated hereby shall be strictly limited to those contained in this Article VII, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith (but not relating to or arising in connection with the Non-Competition Agreement).


                          ARTICLE VIII

                           DEFINITIONS



     8.1 Certain Definitions. For purposes of this Agreement, the following terms and phrases shall have the following meanings:

      "Affiliate" means, with respect to any Person, (a) any director, officer, manager or general partner of such Person, (b) a spouse, parent, sibling or descendant of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Condition" means any physical condition which results in or otherwise relates to any Environmental Claim.

      "Employee Benefit Plan" means any (a) Pension Plan, (b) Welfare Plan and (c) any other employee benefit, fringe benefit, perquisite, deferred compensation, retirement, or employee stock option, stock purchase or stock ownership plan, agreement or arrangement, whether or not subject to ERISA and whether or not funded.

       "Governmental  Authority"  means  any  court,  arbitrator,
administrative   agency  or  commission,   or   governmental   or
regulatory official, department, agency, body, authority or instrumentality, whether foreign, federal, state or local.

      "to the best of Seller's knowledge" or words of similar import shall be deemed to include the knowledge of Seller's: (i) Chairman and Chief Executive Officer; (ii) President and Chief Operating Officer; (iii) President - Industrial Technology; (iv) Vice President - Industrial Technology; (v) Vice President - Chief Financial Officer; (vi) Vice President - General Counsel; and (vii) Vice President - Human Resources, after due inquiry.

     "Laws" means any federal, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Liability" means any liability or obligation, whether known or unknown, determinable or not, asserted or unasserted, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "Lien" means any lien, claim, hypothecation, option, pledge,
charge,   security   interest,  equitable  interest,   or   other
encumbrance of any nature or kind whatsoever.

      "Manage" and "Management" means generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reclamation, use and/or disposal, as those terms are defined in CERCLA, RCRA and any other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, Environmental Laws).

      "Past  Practice" means the practice of Seller since January
1, 1996.

     "Pension Plan" means any qualified or non-qualified Employee
Pension Benefit Plan (including any Multiemployer Plan), as such term is defined in Section 3(2) of ERISA.

      "Person" means any individual, sole proprietorship, general
partnership,   limited   partnership,   joint   venture,   trust,
unincorporated organization, association, corporation, limited liability company, Government Authority or other entity.

      "Welfare Plan" means any Employee Welfare Benefit Plan, as such term is defined in Section 3(1) of ERISA.

     8.2 Other Defined Terms. Each of the following terms have the meaning assigned to it in the Section indicated:


          Term                     Section
          ----                     -------
          Acquired Assets          1.1
          Adjusted Net Assets      1.7
          Agreement                Preamble
          Ancillary Documents      2.1(a)
          Asset Purchase           1.2
          Assumed Agreements       1.2(g)
          Assumed Liabilities      1.4
          Business                 Recitals
          CERCLA                   2.1(r)
          Claim Notice             7.3
          Closing                  5.1
          Closing Date             5.1
          Closing Balance Sheet    1.7
          Code                     2.1(v)(i)

          Non-Competition Agreement3.6
          Contaminant              2.1(r)
          Departments              3.13
          Environmental Claim      2.1(r)
          Environmental Laws       2.1(r)
          ERISA                    2.1(v)(i)
          ERISA Affiliate          2.1(v)(i)
          Evaluator                1.8
          Excluded Assets          1.3
          Financial Statements     2.1(e)
          GAAP                     1.9
          Indemnified Party        7.3
          Indemnifying Party       7.3
          Initial Payment          1.6(a)
          IRS                      2.1(v)(ii)
          Losses                   7.1
          Manufacturing Agreement  3.9
          Material Agreement       2.1(n)
          Material Customer        2.1(y)(i)
          Material Supplier        2.1(y)(i)
          Notice Period            7.3
          PCBs                     2.1(r)
          Permit                   2.1(r)
          Proprietary Rights       2.1(m)(i)
          Purchase Price           1.5
          Purchase Price Adjustment     1.7
          Purchaser                Preamble
          Real Estate Purchase Agreement     3.7
          Real Property            2.1(l)(ii)
          Receivables              2.1(i)
          Reference Balance Sheet  1.7
          Reference Balance Sheet Date  1.7
          Regulated Activity       2.1(r)
          Related Party            2.1(s)
          Release                  2.1(r)
          Remedial Action          2.1(r)
          Retained Liabilities     1.4
          Seller                   Preamble
          Tax Returns              2.1(u)(i)
          Taxes                    2.1(u)(i)
          Unresolved Claim         7.5
          Year 2000 Problem        2.1(z)

                           ARTICLE IX

                          MISCELLANEOUS



     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by telegram or facsimile transmission, or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

     (a)  If to Purchaser, to:

               Warner Power, LLC
               40 Depot Street
               Warner, NH 03278
               Attention:  Dennis M. Deegan
               Telephone:  (603) 456-3111
               Facsimile:  (603) 456-2098

               with copies to:

               American Capital Strategies, Ltd.
               2 Bethesda Metro Center
               14th Floor
               Bethesda, Maryland  20814
               Attention:  President
               Telephone:  (301) 951-6122
               Facsimile:  (301) 654-6714

               and

               McLane, Graf, Raulerson & Middleton, Professional
               Association
               900 Elm Street, P.O. Box 326
               Manchester, NH 03105
               Attention:  William V. A. Zorn, Esquire
               Telephone:  (603) 625-6464
               Facsimile:  (603) 625-5650

               and

               Arnold & Porter
               555 12th Street, N.W.
               Washington, D.C.  20004
               Attention:  Samuel A. Flax, Esquire
               Telephone:  (202) 942-5730
               Facsimile:  (202) 942-5999

     (b)  If to Seller, to:

               WPI Group, Inc.
               1155 Elm Street
               Manchester, NH 03101
               Attn: Michael B. Tule, Esquire
               Telephone:     603-627-3500
               Facsimile:     603-627-3150


or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

     9.2 Amendments and Waivers. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.
No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.3 No Presumption Against Drafter. Each of the parties hereto has participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     9.4 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. References to any "Article," "Section," "Exhibit" or "Schedule" shall refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement. In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement
(whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one, but the broadest one, of such materiality qualification applied to it.
Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a party shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities made by, any other party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating party and consummation of the transactions contemplated herein by a party shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any other party's rights and remedies with regard thereto. Notwithstanding the foregoing, the preceding sentence shall not apply in the case of information that is in the actual knowledge of Dennis Deegan or Richard Longo and that Dennis

Deegan and Richard Longo fail to disclose to Seller prior to the Closing Date, regardless of the source of such information.

     9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature.

     9.6 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Hampshire, without regard to the conflicts of law principles of such State.

     9.7 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

     9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein and which form a part hereof) constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

       [Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties on the date first above written.


                              SELLER:

                              WPI Power Systems, Inc.


                              By:/s/Michael Tule
                                 ------------------------
                                 Name: Michael Tule
                                 Title: Vice President and
                                        General Counsel

                              WPI Electronics, Inc.


                              By:/s/ Michael Tule
                                 ------------------------
                                 Name:Michael Tule
                                 Title: Vice President and
                                        General Counsel


                              WPI Group, Inc.


                              By:/s/ Michael Tule
                                 --------------------------
                                 Name: Michael Tule
                                 Title: Vice President and
                                        General Counsel

                              PURCHASER:

                              Warner Power, LLC


                              By:/s/ Dennis Deegan
                                 ---------------------------
                                 Name:Dennis Deegan
                                 Title:

                              Warner Power Conversion, LLC


                              By:/s/ Dennis Deegan
                                 ----------------------------
                                 Name:Dennis Deegan
                                 Title:

                    ASSET PURCHASE AGREEMENT



                          by and among



                    WPI Power Systems, Inc.,
                     WPI Electronics, Inc.,
                         WPI Group, Inc.


                               and



                        Warner Power, LLC
                               and
                  Warner Power Conversion, LLC







                   Dated as of December 22, 1999

Exhibits

Exhibit A -    Form of Non-Competition Agreement
Exhibit B -    Form of Real Estate Purchase Agreement
Exhibit C -    Form of Manufacturing Agreement
Exhibit D  -   Form of Services Agreement

Schedules

Schedule 1.2(n)     -    Acquired Assets
Schedule 1.3(a)     -    Excluded Assets
Schedule 1.4(b)     -    Excluded Liabilities
Schedule 1.7-1      -    Reference Balance Sheet
Schedule 1.7-2      -    Calculation of Adjusted Net Assets
Schedule 2.1(a)     -    Organization, Standing and Qualification
Schedule 2.1(b)     -    No Conflicts
Schedule 2.1(d)     -    No Interest In Other Entities
Schedule 2.1(g)     -    Ordinary Course
Schedule 2.1(h)     -    Title to Assets
Schedule 2.1(k)     -    Tangible Assets
Schedule 2.1(l)     -    Real Property
Schedule 2.1(m)     -    Proprietary Rights
Schedule 2.1(n)     -    Material Agreements
Schedule 2.1(o)     -    Litigation
Schedule 2.1(p)     -    Compliance with Law
Schedule 2.1(q)     -    Warranties
Schedule 2.1(r)     -    Environmental Matters
Schedule 2.1(s)     -    Related Party Transactions
Schedule 2.1(t)     -    Insurance
Schedule 2.1(u)     -    Taxes
Schedule 2.1(v)     -    Employee Benefit Plans
Schedule 2.1(w)     -    Employee Matters
Schedule 2.1(y)     -    Suppliers and Customers
Schedule 2.1(z)     -    Year 2000 Problem
Schedule 3.10  -    Other Employees

                        TABLE OF CONTENTS

                                                             Page
ARTICLE I

     1.1  Agreement to Purchase and Sell                        1

     1.2  Acquired Assets                                       1

     1.3  Excluded Assets                                       3

     1.4  Liabilities                                           3

     1.5  Purchase Price                                        4

     1.6  Payment and Allocation of the Purchase Price          4

     1.7  Purchase Price Adjustment                             4

     1.8  Closing Balance Sheet                                 5

     1.9  Post-Closing Inventory                                5

     1.10 Delivery of Assets                                    5

     1.11 Transfer of Contracts                                 6

ARTICLE II                                                      6

     2.1  Representations and Warranties of Seller              6

     2.2  Representations and Warranties of Purchaser          20

ARTICLE III                                                    21

     3.1  Conduct of Seller Pending the Closing                21

     3.2  Payment of Liabilities                               21

     3.3  Reasonable Efforts; Assurances                       21

     3.4  Access and Information                               22

     3.5  Notification of Certain Matters                      22

     3.6  Non-Competition Agreement                            22

     3.7  Real Estate Purchase Agreement                       22

     3.8  Public Announcements                                 22

     3.9  Terminal Products Manufacturing Agreement            23

     3.10 Employees                                            23

     3.11 Sales, Use and Transfer Taxes                        24

     3.12 Compliance with Bulk Sales Laws                      24

     3.13 Post-Closing Covenants                               24

     3.14 Services Agreement                                   24

     3.15 Receipt of Checks                                    24

ARTICLE IV                                                     24

     4.1  Conditions to Obligation of Seller                   24

     4.2  Conditions to Obligation of Purchaser                25

ARTICLE V                                                      25

     5.1  Closing                                              26

     5.2  Deliveries by Seller                                 26

     5.3  Actions or Deliveries by Purchaser                   26

     5.4  Other Documents                                      27

     5.5  Expenses                                             27

ARTICLE VI                                                     27

     6.1  Termination                                          27

     6.2  Effect of Termination                                28

ARTICLE VII                                                    28

     7.1  Indemnification by Seller                            28

     7.2  Indemnification by Purchaser                         29

     7.3  Method of Asserting Third Party Claims               29

     7.4  Method of Asserting Direct Claims                    30

     7.5  Survival of Representations                          30

     7.6  Failure to Give Timely Notice                        30

     7.7  Exclusive Remedy                                     31

ARTICLE VIII                                                   31

     8.1  Certain Definitions                                  31

     8.2  Other Defined Terms                                  32

ARTICLE IX                                                     33

     9.1  Notices                                              34

     9.2  Amendments and Waivers                               35

     9.3  No Presumption Against Drafter                       35

     9.4  Interpretation                                       35

     9.5  Parties in Interest                                  36

     9.6  Governing Law                                        36

     9.7  Severability                                         36

     9.8  Entire Agreement                                     36

     9.9  Counterparts                                         36

                            EXHIBIT A

                    NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into this 22nd day of December, 1999, by and between WPI GROUP, INC., a New Hampshire corporation, WPI ELECTRONICS, INC., a New Hampshire corporation and WPI POWER SYSTEMS, INC., a New Hampshire corporation (collectively "Seller") and WARNER POWER, LLC, a New Hampshire limited liability company (the "Company").

                      W I T N E S S E T H:

     WHEREAS, Seller has been engaged. in the manufacture, sale and distribution of power conversion products, including power systems and ballasts (the "Business");

     WHEREAS, the Company has concurrently herewith acquired substantially all of the assets of Seller used and useful in the Business pursuant to an Asset Purchase Agreement dated as of the date hereof between the Seller and Company (the "Purchase Agreement");

     WHEREAS, WPI Group, Inc. is the sole shareholder of WPI
Power Systems, Inc. and WPI Electronics, Inc.;

     WHEREAS, in order to protect the Company's interest in the Business, the Company's obligation to consummate the Purchase Agreement is conditioned upon Seller entering into this Agreement and agreeing to the restrictive covenants contained herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Confidentiality. Seller acknowledges that it has been exposed to or has had access to confidential information regarding the Business which is proprietary to the Company, including, without limitation, the Company's manufacturing processes, trade secrets, "know-how", customer lists or records, supplier lists or records, information regarding independent contractors, information and trade secrets of third parties, marketing plans or strategies, pricing policies, product development techniques or plans, designs and design projects, inventions, research projects, financial records and, generally, the confidential information of the Company which gives, or may give, the Company an advantage in the marketplace against its competitors (all of the foregoing being herein referred to collectively as "Proprietary Information"). Seller acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company and, therefore, Seller agrees that it shall hold and keep confidential and not divulge to any other person any of the Proprietary Information, or use the same for its own direct or indirect benefit or for the benefit of any other person other than the Company or its affiliates; provided, however, that Seller may disclose Proprietary Information (i) with the Company's express written consent, (ii) if such information is or becomes generally known to the public other than as a result of a breach hereof or of a similar confidentiality agreement, or (iii) as required by law or judicial or administrative process and following prior written notice to the Company.

     2.   Non-Competition.  Seller agrees that for a period of three
(3) years after the date hereof (the "Non-Competition Period"), it shall not "participate" in any business or enterprise which manufactures, sells or distributes any products which are similar to and competitive with the products manufactured, sold or distributed by the Company on the date hereof and which business or enterprise sells or distributes such products anywhere in North America and Europe. For purposes hereof, the term "participate" includes any direct or indirect interest in any business or enterprise, whether as an officer, director, employee, shareholder, partner, sole proprietor, member, agent, representative, independent contractor, joint venturer, consultant, franchisor, franchisee, distributor, creditor or otherwise; provided, however, that the term "participate" shall not include ownership of less than 3 % of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, so long as Seller has no active participation in the business of such corporation.

     3.   Non-Solicitation.

          a. Seller agrees that the Seller shall not directly or indirectly, (except on behalf of the Company) (i) for a period of one (1) year after the date here (the "Employee Non-Solicitation Period") induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or
(ii) for a period of three (3) years after the date hereof (the "Customer Non-Solicitation Period"), with respect to business activities conducted and products manufactured, sold or distributed on the date hereof by the Company, induce or attempt to induce any customer, supplier, licensee, licensor, distributor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and the Company, as the case may be (including, without limitation, making any negative statements or communications about the Company).

          b. Company agrees that the Company shall not directly or indirectly, (except on behalf of the Seller) (i) for the Employee Non-Solicitation Period, induce or attempt to induce any employee of the Seller to leave the employ of the Seller, or in any way interfere with the relationship between the Seller and any employee thereof; or (ii) for the Customer Non-Solicitation
Period, with respect to business activities conducted and products manufactured, sold or distributed on the date hereof by the Company, induce or attempt to induce any customer, supplier, licensee, licensor, distributor or other business relation of the Seller to cease doing business with the Seller or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and the Seller, as the case may be (including, without limitation, making any negative statements or communications about the Seller).

          c. The foregoing provisions shall not apply in the event that an employee of either party should respond to a "general advertisement" for an employment position with the other party, without any direct or indirect inducement by such party to do so.
The term "general advertisement" shall mean the publication in a newspaper of general circulation, or other media, including electronic media, in New Hampshire advertising the availability of employment positions with such party.

     4. Revision. If, at the time of enforcement of this Agreement, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

     5. Remedies. Seller recognizes and affirms that in the event of a breach of Sections 1, 2 or 3 of this Agreement, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Seller agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or equitable relief, in either case without proof of actual damages and without posting a bond or other security, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of this Agreement. In the event of a breach or violation by Seller of
Section 2 or 3 of this Agreement, the running of the Non-Competition Period or Non-Solicitation Period, as the case may be, (but not of Seller's obligations hereunder) shall be tolled during the continuance of any actual breach or violation.

     6. Binding Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns.

     7. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, and may not be amended except by an agreement in writing signed by the parties hereto.

     8. Notices and Other Communications. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by telegram or facsimile transmission, or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

          a.   If to the Company, to:

               Warner Power, LLC
               40 Depot Street
               Warner, NH 03278
               Attn:  Dennis M. Deegan
               Telephone:  (603) 456-3111
               Facsimile:  (603) 456-2098

               with a copy to:

               McLane, Graf, Raulerson & Middleton,
                 Professional Association
               900 Elm Street, P.O. Box 326
               Manchester, NH 03105-0326
               Attention: William V. A. Zorn
               Telephone: (603) 625-6464
               Facsimile: (603) 625-5650

          b.   If to Seller, to:

               WPI Group, Inc.
               1155 Elm Street
               Manchester, NH 03101
               Attn:  Michael B. Tule, Esquire
               Telephone: (603) 627-3500
               Facsimile: (603) 627-3150

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in accordance herewith. Notice shall be deemed given on the date receive (or if receipt thereof is refused, on the date of such refusal).

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
Hampshire, without regard to the conflict of law principles of such State.

     10. Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same agreement.

     [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                              COMPANY:

                              WARNER POWER, LLC,
                              a New Hampshire Limited Liability
                              Company


                              By:/s/Dennis Deegan
                                 ------------------
                                 Name:Dennis Deegan
                                 Title:


                              SELLER:

                              WPI GROUP, INC.,
                              a New Hampshire Corporation



                              By:/s/Michael Tule
                                 --------------------
                                 Name:Michael Tule
                                 Title:Vice President and
                                       General Counsel


                              WPI POWER SYSTEMS, INC.,
                              a New Hampshire Corporation



                              By:/s/Michael Tule
                                 ----------------------
                                 Name:Michael Tule
                                 Title:Vice President and
                                       General Counsel

                              WPI ELECTRONICS, INC.,
                              a New Hampshire Corporation



                              By:/s/Michael Tule
                                 -------------------------
                                 Name:Michael Tule
                                 Title:Vice President and
                                       General Counsel

                           EXHIBIT B

                        Table of Contents

ARTICLE I Definitions; Construction                                   1

     Section 1.1    Definitions                                       1

     Section 1.2    References                                        2

     Section 1.3    Pronouns                                          2

ARTICLE II Agreement for Sale And Purchase                            2

     Section 2.1    Agreement                                         2

ARTICLE III Purchase Price                                            2

     Section 3.1    Amount of Purchase Price                          2

     Section 3.2    Payment of Purchase Price                         2

ARTICLE IV Representations and Warranties                             2

     Section 4.1    Representations and Warranties of Seller          3

     Section 4.2    Representations and Warranties of Buyer           4

     Section 4.3    Survival of Warranties                            5

     Section 4.4    Agreements Regarding Representations and
                    Warranties                                        5

ARTICLE V Closing Matters                                             5

     Section 5.1    Time and Place for Closing                        5

     Section 5.2    Title Commitment and Policy                       5

     Section 5.3    Quiet Title Escrow                                6

     Section 5.4    Survey                                            6

     Section 5.5    Seller's Closing Documents                        6

     Section 5.6    Buyer's Closing Documents                         7

     Section 5.7    Documentary Taxes; Recording Charges              8

     Section 5.8    Form of Documents                                 8

     Section 5.9    Possession                                        8

     Section 5.10   Adjustments and Prorations                        8

     Section 5.11   Closing Statement                                 8

     Section 5.12   Contingency                                       9

ARTICLE VI Casualty and Condemnation                                  9

     Section 6.1    Casualty                                          9

     Section 6.2    Condemnation                                      9

ARTICLE VII Miscellaneous                                            10

     Section 7.1    Notices                                          10

     Section 7.2    Entire Agreement Amendments                      10

     Section 7.3    Governing Law                                    11

     Section 7.4    Headings                                         11

     Section 7.5    Counterparts                                     11

     Section 7.6    Binding Effect                                   11

     Section 7.7    No Third Party Beneficiary                       11

     Section 7.8    Survival                                         11

     Section 7.9    Construction                                     11

     Section 7.10   Enforceability                                   11

     Section 7.11   Waiver                                           12

     Section 7.12   Expenses                                         12

     Section 7.13   Brokerage                                        12

     Section 7.14   Further Assurances                               12

                   PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 21st day of December, 1999, by and between WPI GROUP, INC., a New Hampshire corporation, as seller (the "Seller"), and 40 DEPOT STREET, LLC, a New Hampshire limited liability company, as buyer (the "Buyer").

                            RECITALS:

     WHEREAS, Seller owns certain real property and improvements thereon located in Merrimack County, New Hampshire, and legally described on Exhibit A attached hereto and made a part hereof
(the "Property"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement, WARNER POWER, LLC, a New Hampshire limited liability company which is the sole member of Buyer, is entering into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Seller, WPI POWER SYSTEMS, INC., a New Hampshire corporation, and WPI ELECTRONICS, INC., a New Hampshire corporation, both of which are wholly owned by Seller; and

     WHEREAS, in connection with and as an integral part of the transactions contemplated by the Asset Purchase Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, subject to and in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), the mutual covenants and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                    Definitions; Construction

     Section 1.1 Definitions. Certain capitalized words and phrases are defined throughout this Agreement. In addition, the following terms shall have the meanings indicated:

          "Agreement" shall mean this Purchase and Sale
     Agreement, the exhibits hereto and any amendments which may hereafter be executed and delivered between Buyer and Seller.

          "Closing Documents" shall mean any instruments, documents or certificates delivered by any party hereto in connection with the Closing, including, without limitation, the documents required pursuant to Sections 5.4 and 5.5 hereof.

          "Permitted Exceptions" shall mean the liens, encumbrances, restrictions, exceptions and other matters specified in Exhibit B attached hereto and made a part hereof to which title to the Property may be subject on the Closing Date and any other such matters which under the provisions of this Agreement are expressly included as Permitted Exceptions.

          "Title Company" shall mean First American Title
     Insurance Company.

     Section 1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

     Section 1.3 Pronouns. All pronouns and variations thereof used herein shall, regardless of the pronoun actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may, in the context in which such pronoun is used, require.

                           ARTICLE II
                 Agreement for Sale And Purchase

     Section 2.1 Agreement. For the consideration and subject to the terms and conditions herein set forth, and in reliance upon the representations, warranties, covenants and undertakings herein contained, and subject to each of the terms, covenants and conditions herein set forth, Seller hereby agrees to grant, sell, transfer, assign, convey, set over and confirm the entire fee simple estate in the Property unto Buyer, and Buyer hereby agrees to purchase the foregoing from Seller, at the Closing on the Closing Date, free and clear of all liens, claims, charges or encumbrances of any kind or nature other than the Permitted Exceptions, subject, however, to the terms and conditions of this Agreement.

                           ARTICLE III
                         Purchase Price

     Section 3.1 Amount of Purchase Price. In consideration for the sale of the Property, Buyer agrees to pay to Seller, at the Closing, the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00), plus or minus prorations and adjustments provided for in this Agreement (the "Purchase Price").

     Section 3.2 Payment of Purchase Price. The full amount of the Purchase Price shall be payable by wire transfer or delivery of certified or cashier's checks at the Closing, subject, however, to prorations and adjustments, if any, required upon delivery of the Closing Statement (as hereinafter defined). The Purchase Price shall be payable to the order of Seller or as Seller shall otherwise direct in a written instrument delivered to Buyer.

                           ARTICLE IV
                 Representations and Warranties

     Section 4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

     (a) Organization and Authority of Seller. Seller is a corporation incorporated, validly existing and in good standing under the laws of the State of New Hampshire, and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of Seller and represents the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity and assuming, for purposes hereof, the due authorization, execution and delivery, and the validity and binding effect of this Agreement as against Buyer. Seller has full right, power and authority to sell and transfer the Property as herein contemplated without the consent or approval of any third party, subject, however, to the terms and conditions of the Asset Purchase Agreement.

     (b) No Resulting Breach. Neither the execution and delivery of this Agreement by Seller, nor the performance of Seller's obligations hereunder, will result in a breach, violation or default by Seller of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject, nor create or impose (or result in the creation or imposition of) any security interest, lien or other encumbrance upon the Property or any part thereof or interest therein.

     (c) Title to Property. Seller holds good and marketable fee simple title to the Property, subject only to the Permitted
Exceptions.

     (d) Property Contracts and Leases. There are no property contracts or leases in effect with respect to all or any portion of the Property which will survive the Closing (as hereinafter defined).

     (e) Violations. As of the date of this Agreement, Seller has not received any notices of violations of any laws, ordinances, orders or requirements of any governmental authority agency or officer having jurisdiction against or affecting the Property which have not previously been complied with, nor, to the best of Seller's knowledge, do any facts or circumstances exist which, if known to any applicable governmental agency or authority, would constitute a violation of any such laws, ordinances, orders or requirements.

     (f) Pending Proceedings. Except for item number 10 of the Permitted Exceptions, there are no actions, investigations, suits or proceedings (including arbitration, grievances, judicial proceedings, administrative proceedings and tax contests) pending or, to the best of Seller's knowledge, threatened with respect to the Property.

     (g) Condemnation, Zoning or Other Governmental Actions. There are no pending, nor to the best of Seller's knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Property, or to condemn all or any portion of the Property by eminent domain proceedings or otherwise.

     (h) Tax Parcels. The Property comprises one or more separate tax parcels which do not include other property.

     (i) Foreign Person Affidavit. In order to induce Buyer to waive the requirement of withholding tax under Section 1445 of the Internal Revenue Code of 1986, as amended, Seller represents and warrants (and will confirm by sworn affidavit delivered at the Closing) that it is not a foreign person for purposes of said
Section 1445, and that the United States taxpayer identification number of Seller and Seller's office address will be provided to Buyer at Closing.

     (j) Possessory Rights. No person, firm or corporation has any possessory rights or interests in or to any part of the Property which will survive the Closing except for rights or interests which comprise part of the Permitted Exceptions or as otherwise set forth on Schedule 4.1(d). Neither Seller nor any other party has entered into, and there are no outstanding offers to enter into, any contract, agreement or understanding regarding the sale, transfer, lease or exchange of the Property, or any part thereof, including, without limitation, purchase options, contracts for sale, or rights of first refusal, which will survive the Closing.

     (k) Utilities. All utilities necessary for the operation of the Property as the same is currently operated, including, without limitation, water, sewer, telephone and electrical, are available at the perimeter of the Property.

     Section 4.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

     (a) Organization and Authority. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New Hampshire and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of Buyer and represents the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally or by general principles of equity and assuming, for purposes hereof, the due authorization, execution and delivery, and the validity and binding effect, of this Agreement as against Seller. Buyer has full right, power and authority to purchase the Property as herein contemplated without the consent or approval of any third party.

     (b) No Resulting Breach. Neither the execution and delivery of this Agreement by Buyer, nor the performance of Buyer's obligations hereunder, will result in a breach, violation or default by Buyer of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

     Section 4.3 Survival of Warranties. All representations and warranties herein contained shall be deemed to have been remade and republished by Buyer and Seller, respectively, on and as of the Closing Date, and shall be effective for allpurposes on and as of said date. The representations and warranties contained in Sections 4.1(e), 4.1(f) and 4.1(g) shall survive the Closing hereunder for a period of eighteen (18) months, and shall not be deemed to have been waived at the Closing or merged into any of the documents of conveyance or transfer to be delivered by Seller at the Closing.

     Section 4.4 Agreements Regarding Representations and Warranties. Subject to each of the provisions of this Agreement, Seller hereby agrees to indemnify, defend and hold Buyer (and its respective officers, directors, shareholders, agents, and employees) completely free and harmless from and against any losses, liabilities,claims, damages, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses) sustained by Buyer by reason of any of the representations or warranties contained in Sections 4.1(e), 4.1(f) and 4.1(g) being untrue or incorrect in any material respect on and as of the date hereof or on and as of the Closing
Date; provided, however, that no claim for indemnification may be made under this Section 4.4 unless written notice thereof, specifying the nature of such claim and the amount or estimated amount thereof to the extent then feasibly ascertainable (which estimate shall not be conclusive of the final amount of such claim), is delivered within the applicable survival period set forth in Section 4.3 above.

                            ARTICLE V
                         Closing Matters

     Section 5.1 Time and Place for Closing. Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall take place at the time and place set forth in the Asset Purchase Agreement for the closing of the transactions contemplated thereby, with the concurrent delivery of all Closing Documents, including a deed, other documents of title, the delivery of the title insurance policy or a marked commitment dated as of the Closing
Date and special endorsements described below, and the payment of the Purchase Price in full, subject to prorations and adjustments set forth on the Closing Statement. The date on which the transactions contemplated hereby shall be consummated is herein referred to as the "Closing Date" and the transactions occurring at that time are herein referred to as "Closing".

     Section 5.2    Title Commitment and Policy.
     (a) Seller shall deliver to Buyer and any lender providing financing to the Buyer for the transaction contemplated hereby (the "Buyer's Lender"), at Buyer's sole cost and expense, (i) a written commitment from the Title Company to issue a Title Insurance Policy in a form acceptable to Buyer's Counsel and Buyer's Lender's Counsel relating to the property in an amount equal to the Purchase Price, subject only to the Permitted Exceptions and to liens and encumbrances to secure indebtedness which are of a definite or ascertainable dollar amount and which Seller agrees to remove concurrently with the Closing, and (ii) complete and legible copies of all documents referenced in such title commitment. The title commitment delivered hereunder shall be conclusive evidence of good and marketable title as therein shown, subject only to those exceptions as therein stated. If such title commitment discloses exceptions to title other than as herein contemplated, Seller shall have such exceptions removed or obtain the commitment of the Title Company to provide affirmative insurance to Buyer over such exception, in form and substance reasonably acceptable to Buyer; provided, however, in the case of exceptions which are of a definite and ascertainable amount and may be removed by the payment of money, Seller shall be obligated to cause the removal thereof at the Closing or to cause the same to be bonded over in an amount and manner sufficient to enable the Title Company to remove the same from its title insurance policy or to provide Buyer with affirmative insurance against loss or damage by reason thereof in form and substance reasonably acceptable to Buyer. If Seller fails to have any unpermitted exceptions removed or fails to cause the Title Company to issue its commitment to insure over the same on or prior to the Closing Date, Buyer may either elect to take title as it then is, with the right to deduct from the Purchase Price liens or encumbrances of a definite or ascertainable dollar amount, or to terminate this Agreement and all of the rights and obligations of the parties hereto, by delivery of notice to that effect at or prior to the Closing Date. If Buyer shall elect to take title subject to any unpermitted exceptions, all of such exceptions shall thereupon become, for all purposes hereof, additional Permitted Exceptions.

     (b) At the Closing and as a condition precedent to the obligations of Buyer hereunder, Seller shall deliver or cause to be delivered to Buyer a title insurance policy (or marked commitment) issued by the Title Company, together with special endorsements containing the affirmative coverage referred to above, in the amount of the Purchase Price and otherwise in accordance with the Title Company's commitment therefor as set forth above, showing fee simple title to the Property as vested in Buyer, subject only to the Permitted Exceptions.

     (c) All costs of preparation and delivery of the title commitment and the title insurance policy required to be delivered hereunder shall be borne and paid for by Buyer.

     Section 5.3 Quiet Title Escrow. Seller agrees to pay all costs and expenses, including legal fees, incurred by Buyer in connection with filing and prosecuting a petition to quiet title with respect to item number
10 of the Permitted Exceptions. Buyer agrees to keep Seller reasonably informed as to the process and status of the proceedings related to such petition to quiet title. Five
Thousand Dollars ($5,000.00) shall be withheld from the Purchase
Price payment and held in a non-interest bearing escrow account by the Buyer's attorney until such item is deleted as an exception to the title insurance policy described in Section 5.2 above.

     Section 5.4 Survey. On or before the Closing Date, Seller shall deliver, at Buyer's sole cost and expense, an update of the survey dated __________, prepared by Pierre J. Bedard, L.L.S., a copy of which has been delivered to Buyer (the "Existing Survey"), certified to Buyer, Seller, the Title Company and any lender identified by Buyer. Such updated survey shall show no changes from the Existing Survey and shall otherwise be in form and substance sufficient to enable the Title Company to issue its special endorsement insuring over its general exception for matters of survey and to issue its location endorsement as aforesaid. The costs of the survey delivered pursuant hereto shall be borne entirely by Buyer.

     Section 5.5 Seller's Closing Documents. At or prior to the Closing, in addition to any other instruments, documents or certificates otherwise required hereunder to be made and delivered by Seller, Seller shall execute and deliver, or cause to be executed or delivered, to or at the direction of Buyer, the following:

     (a) A general warranty deed, in proper statutory form for recording, transferring and conveying fee simple title to the Property from Seller to Buyer subject only to the Permitted
Exceptions.

     (b) Original copies, executed by or on behalf of Seller, of any required real estate transfer tax declarations, or any similar documentation required to evidence the payment of any tax imposed by the state, county and/or municipality on the transactions contemplated hereby.

     (c) An affidavit stating Seller's U.S. taxpayer identification number and that Seller is a "United States person', as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

     (d) The title insurance policy (or marked commitment) required to be delivered pursuant to Section 5.2 above.

     (e) Such instruments, documents or certificates (including certificates of public officials to the extent the same are reasonably available) as Buyer or the Title Company may reasonably request in order to attest to the organization and existence of Seller, its authority to execute and deliver this Agreement and to effect the transactions herein contemplated, and execute attesting to the taking of all necessary corporate action to authorize the herein contemplated transactions.

     (f) Such instruments, documents or certificates, executed by or on behalf of Seller, as may be required by the Title Company as a condition to the issuance of its title insurance policy as herein contemplated, which documents may, if required by the Title
Company, include, without limitation, an ALTA statement.

     (g) Such other documents, instruments or agreements which Seller is required to deliver to Buyer pursuant to the provisions of this Agreement or which Buyer may, either at or subsequent to the Closing, deem reasonably necessary or desirable in order to consummate the transactions contemplated by this Agreement, or the financing arrangements made by Buyer for the financing of the purchase of the Property, or better to vest in Buyer title to the Property, provided that Seller shall not, in connection with or by virtue of the execution and delivery of any such other documents, instruments or agreements, be obligated to incur any liabilities or obligations in addition to those otherwise contemplated by this Agreement.

     Section 5.6 Buyer's Closing Documents. At or prior to the Closing, in addition to any other instruments, documents or certificates otherwise required hereunder to be made and delivered by Buyer, Buyer shall execute and deliver, or cause to be delivered, to or at the direction of Seller, the following:

     (a) The Purchase Price, plus or minus prorations and adjustments.
                              - 7 -

     (b) Such instruments, documents or certificates (including certificates of public officials to the extent the same are reasonably available) as Seller or the Title Company may reasonably request in order to attest to the organization and existence of Buyer, its authority to execute and deliver this Agreement and to effect the transactions herein contemplated, and attesting to the taking of all necessary corporate action to authorize the herein contemplated transactions.

(c) Such other documents, instruments or agreements which Buyer may be required to deliver to Seller pursuant to the provisions of this Agreement or which may be necessary to consummate the transactions contemplated by this Agreement, provided that Buyer shall not, in connection with the execution and delivery of any such other documents, instruments or agreements, be obligated to incur any liabilities or obligations in addition to those otherwise herein in this Agreement contemplated.

     Section 5.7 Documentary Taxes; Recording Charges. All state, county and local documentary stamp, sales and transfer taxes payable in connection with this transaction shall be borne and paid for equally by Seller and Buyer. The cost of recording and registering the warranty deed(s) shall be paid by Buyer, and Seller shall pay the cost of recording any instruments required to remove title exceptions which are not Permitted Exceptions.

     Section 5.8 Form of Documents. All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Agreement shall be in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel. Any documents, including deeds or other instruments of assignment or conveyance, intended to be recorded in any public office shall be in recordable form and shall be recorded concurrently with, or as soon as reasonably practicable after, the Closing.

     Section 5.9 Possession. Seller shall deliver possession of the Property to Buyer at the Closing.

     Section 5.10 Adjustments and Prorations. Real estate, ad valorem and personal property taxes, and other state, county and municipal taxes, charges and assessments (collectively, the "Real Estate Taxes") shall be prorated between Seller and Buyer at the Closing as of 11:59 p.m. on the Closing Date.

     Section 5.11 Closing Statement. At Closing, Buyer and Seller will jointly prepare a "Closing Statement", which shall show the net amount due to seller or to Buyer as a result of the adjustments and prorations herein required; provided, however, that such Closing may be combined with any closing and/or settlement statements required or permitted under the Asset Purchase Agreement.

     Section 5.12 Contingency. This Agreement and the obligations of Seller and Buyer hereunder are expressly subject to and contingent upon the consummation of the transactions contemplated by the Asset Purchase Agreement. If, for any reason whatsoever, the Asset Purchase Agreement is terminated, then this Agreement shall automatically terminate without further action of the parties, and neither party shall have any further right, obligation or liability hereunder except as to any provision which by its terms expressly survives any termination of this Agreement.


                           ARTICLE VI
                    Casualty and Condemnation

     Section 6.1 Casualty. If, prior to the Closing Date, the Property is damaged by fire or other casualty and the cost of restoring the Property is reasonably estimated to exceed $50,000, then Buyer shall have the right, exercisable by written notice to Seller within thirty (30)days after receipt of notice of such fire or other casualty, to either (i) terminate this Agreement, in which event neither party shall have my further right, obligation or liability hereunder which does not expressly survive termination, or (ii) take title to the Property notwithstanding the damage caused by such fire or other casualty. If the estimated cost of restoration is
$50,000   or less, or if such estimated cost exceeds $50,000 and Buyer elects to take title to the Property notwithstanding such damage, then Seller shall assign to Buyer at Closing all insurance proceeds payable in connection with such fire or other casualty and the Purchase Price shall be reduced by an amount equal to the amount of any self-insurance or deductibles carried by Seller. The Closing Date shall be extended, if necessary, until five (5) days after the expiration of said thirty (30) day period.

     Section 6.2 Condemnation. In the event of the actual or threatened taking by exercise of the right of eminent domain of all or any part of the Property of which Seller acquires knowledge on or prior to the Closing Date, Seller will give Buyer immediate notice (a "Condemnation Notice")of such event. If, prior to the Closing Date, the Property shall be taken or threatened to be taken by exercise of the right of eminent domain, or there shall be taken or threatened to be taken such a material part thereof that, in the reasonable opinion of Buyer, the taking materially interferes or would materially interfere with Buyer's intended operation or use of the Property, then Buyer may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within thirty (30) days after receipt by Buyer of the Condemnation Notice, in which event neither party shall have any further right, obligation or liability hereunder which does not expressly survive Termination of this Agreement, if, under such circumstances, Buyer does not so elect to terminate its obligations hereunder, then the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and at the Closing Seller shall assign to the Buyer by written instrument, all of Seller's right, title and interest in and to any condemnation award which may be payable to Seller on account of such condemnation. If, prior to the Closing Date, one or more portions of the Property shall be taken by exercise of right of eminent domain in a manner which does not, in the reasonable opinion of Buyer, materially interfere with Buyer's intended operation or use of the affected Property, then Buyer shall not have any right to terminate its obligations hereunder by reason thereof, but at the Closing Seller shall assign to the Buyer, by written instrument all of Seller's right, title and interest in and to any condemnation awards which may be payable to Seller on account of such condemnation. For purposes hereof, the term "taking" shall include any temporary as well as permanent takings.

                           ARTICLE VII
                          Miscellaneous

     Section 7.1 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon the receipted delivery thereof, or (ii) on the next business day following delivery to a reliable and recognized overnight air-freight service, or (iii) three (3) business days following deposit thereof in the United States mail, certified mail (return receipt requested), in each case with postage or delivery prepaid or billed to sender and addressed as follows:

If to Seller:

WPI GROUP, INC.
1155 Elm Street
Manchester, NH 03101
Attn:     Michael B. Tule, Esquire

If to Buyer:

Warner Power, LLC
40 Depot Street
Warner, NH 03278
Attn:     Dennis M. Deegan

with copies to:

McLane, Graf, Raulerson & Middleton,
 Professional Association
900 Elm Street, P.O. Box 326
Manchester, NH 03105-0326
Attn:     William V. A. Zorn, Esquire

Either party may change its address for purposes of notice hereunder by delivering notice thereof in the manner set forth above.

     Section 7.2 Entire Agreement Amendments. The Confidentiality Agreement by and between Seller and Buyer dated July 30, 1999, this Agreement, the Asset Purchase Agreement, and the Exhibits hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements between the parties with respect to the subject matter hereof this Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto.
Any such written instrument entered into accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

     Section 7.3 Governing Law. This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of New Hampshire without reference to the conflicts of laws provisions thereof.

     Section 7.4 Headings. Section and article headings used herein are for convenience and ease of reference only and are nor intended to have any legal effect. Accordingly, no reference shall be made to any such article or section headings for the purpose of interpreting,construing or enforcing any of the provisions of this Agreement.

     Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.

     Section 7.6 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and legal representatives.

     Section 7.7 No Third Party Beneficiary. Each of the covenants, undertakings and agreements of the parties hereto are intended solely for the benefit of the other party and its successors in interests and assigns under the provisions of this Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

     Section 7.8 Survival. Except as otherwise herein expressly provided, none of the representations, warranties, covenants, indemnities, liabilities and obligations of the parties hereto shall survive the Closing hereunder.

     Section 7.9 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

     Section 7.10 Enforceability. In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

     Section 7.11 Waiver. Each of the parties hereto shall have the right, in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the conditions precedent to their respective obligations hereunder; provided, however, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party. No act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence, shall be deemed to constitute a waiver of any condition herein set forth. No waiver given on one occasion shall obligate the waiving party to grant similar waivers or deferrals in any other circumstance or on any other occasion.

     Section 7.12 Expenses. Each party shall be responsible for the fees and expenses of their respective counsel and their other out-of-pocket costs and expenses, provision for which is not otherwise herein made.

     Section 7.13 Brokerage. Except as disclosed in the Asset Purchase Agreement, Seller and Buyer each hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with the transactions contemplated hereby, and each hereby agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained.

     Section 7.14 Further Assurances. Seller, on the one hand, and Buyer, on the other hand, agree, at any time and from Time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents (and to bear their own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement; provided that neither Seller nor Buyer shall be obligated, pursuant to this Section 7.15, to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or their respective Closing Documents.

           Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written
 .

                         SELLER:

                         WPI GROUP, INC.
                         a New Hampshire corporation


                         By:/s/Michael Tule
                            ------------------------
                            Name:Michael Tule
                            Title:Vice President and
                                  General Counsel

                         BUYER:

                         40 DEPOT STREET, LLC
                         a New Hampshire limited liability
                         company


                         By:/s/Dennis Deegan
                            --------------------------
                            Name:Dennis Deegan
                            Title:

Exhibit A - Legal Description
Exhibit B - Permitted Exceptions

                           EXHIBIT C

           TERMINAL PRODUCTS MANUFACTURING AGREEMENT

      THIS TERMINAL PRODUCTS MANUFACTURING AGREEMENT (this "Agreement") is made as of December 22, 1999, by and among Warner Power, LLC, a New Hampshire limited liability company ("Supplier"), WPI Group, Inc., a New Hampshire corporation and WPI Oyster Termiflex, Inc., a New Hampshire corporation (collectively referred to as "Customer").

                          WITNESSETH:

      WHEREAS, Supplier and WPI Group, Inc. are parties to the Asset Purchase Agreement dated December 22, 1999 whereby Supplier purchased certain of the assets and assumed certain liabilities of WPI Group, Inc. and WPI Power Systems, Inc. and WPI Electronics, Inc., which are wholly-owned subsidiaries of WPI Group, Inc. (the "Asset Purchase Agreement");

      WHEREAS, as part of the Asset Purchase Agreement, Supplier has purchased certain terminal products inventory (the "Initial Terminal Products Inventory") which WPI Group, Inc. has agreed to purchase for use by its wholly-owned subsidiary WPI Oyster Termiflex, Inc. pursuant to the terms of this Agreement;

      WHEREAS, Supplier will also sell to Customer, and Customer agrees to purchase from Supplier, fully assembled, tested and packaged terminal products manufactured by Supplier in accordance with the specifications and definitions provided to Supplier by Customer pursuant to this Agreement and as set forth on Attachment A (which along with the Initial Terminal Products Inventory are referred to as the "Goods"); and

      WHEREAS, subject to the foregoing, the Supplier desires to sell and Customer desires to purchase the Goods on the terms and conditions herein set forth.

       NOW,   THEREFORE,  in  consideration  of   the   mutual
representations,   warranties,   covenants   and    agreements
contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


1.   Term of Agreement

     1.1 The term of the agreement shall be three (3) years from the date set forth in the preamble (the "Term").

     1.2 At the expiration of the Term, the Supplier shall have the right (along with such other parties as Customer may select) to bid on a manufacturing agreement on such terms as Customer may specify.

     1.3 This Agreement may not be terminated by Customer during the Term, except as otherwise provided for herein.

     1.4 Upon expiration or termination of the Agreement, the Supplier shall complete any outstanding purchase orders which purchase orders shall be honored by the Customer.

2.   Sole Supplier of Goods

     2.1  The Supplier shall be the sole supplier of the Goods.

3.   Forecasting and Ordering

     3.1 Orders will be placed in accordance with the procedures in Attachment B, which Attachment may be amended from time to time by mutual written agreement of the parties.

     3.2 The Customer will cover the cost of purchase of all components procured by the Supplier in accordance with:

          3.2.1     Firm orders placed by the Customer.

          3.2.2 Any other cover that may be agreed formally by the Customer and the Supplier to meet unanticipated demand, including but not limited to the finished, tested PCB's.

          3.2.3 The cover of any components that, by virtue of long procurement lead times are outside the period covered by formal purchase order instruction or three (3) month forecast, that have been identified as such and with the written agreement of the Customer.

     3.3 For the avoidance of doubt, the Customer agrees to pay for the cost of components as set forth in Section 3.2 in the event that any such orders are cancelled. Supplier shall, to the extent possible, repurchase any such components for use in future orders. In addition, Supplier shall utilize such portions of the Initial Terminal Products Inventory, to the extent possible, before purchasing inventory for firm orders.

4.   Delivery

     4.1 Unless specifically agreed in writing the lead time from receipt of order to delivery of the Goods to the Customer shall be in accordance with Section 6.1.1 of Attachment B.

     4.2 Where circumstances are such that a delivery cannot be made within the lead-time specified and agreed in Section
          6.1.1 of Attachment B, the Supplier shall advise the Customer in writing to that effect within a reasonable period of time after learning delivery cannot be made at such time. Supplier shall use commercially reasonable efforts to expedite delivery if it is unable to make the specified lead-time.

     4.3  Deliveries shall be made in accordance with Sections
          6.1.4-6.1.9 of Attachment B.

     4.4 Notwithstanding anything in this Agreement, at a minimum, Customer agrees to purchase from Supplier, and Supplier agrees to sell to Customer, the entire quantity of the Initial
          Terminal Products Inventory during the 1st year of this Agreement. Exhibit 4.4 sets forth the Initial Terminal
          Products Inventory and the procedure for calculating a schedule of delivery of and payment for the Initial Terminal Products Inventory.

5.   Pricing and Invoicing

     5.1 Supplier and Customer agree to prices based upon the ultimate selling price that the Customer charges to their customers for each order, and as detailed in Exhibit 5.1.
          All information pertaining to the calculation of the quoted prices shall be held available for audit by the Supplier. Such audits may take place no more than once each quarter. The Supplier shall conduct such audits during normal business hours and upon no less than 5 days notice to the Customer.

          All parties participating in such audit will be bound by a confidentiality agreement, the form of which shall be agreed and executed prior to each audit.

     5.2 Where the Supplier can demonstrate that additional costs have been incurred: (i) due to extraordinary fluctuations in component prices due to unforeseen world wide shortages of components, (ii) due to minimum quantity purchase requirements, or (iii) due to purchase of components inside agreed lead times at the Customer's request; then the Supplier may request a formal price review by the Customer.

          Where such circumstances prevail, the Supplier shall, as soon as practicable, advise the Customer in writing to that effect, giving the amount of any such price amendment, ascertained and determined at the same method of pricing as that contained in the original and agreed quotation.

          The Customer shall consider such request in good faith. In the event that Customer and Supplier cannot reach a mutually agreeable price amendment in a reasonable period of time, then either party may request that the matter be resolved at the senior executive level. In such event, the Chief Executive Officer or Chief Operating Officer of the Customer and Supplier shall negotiate in good faith to reach a mutually agreeable price amendment.

6.   Non-Warranty Repairs

     6.1 Supplier shall provide all Customer non-warranty terminal product repairs.

     6.2 Supplier shall invoice for non-warranty repair orders in conformance with the price list and procedures as set forth on
          Exhibit 6.2, which price list and procedures shall be reviewed annually and may be revised by mutual written agreement of Customer and Supplier. The parties shall handle the non-warranty repairs as handled by the Customer and WPI Electronics, Inc. prior to the date of this Agreement. The Customer has the right at any time to direct the Supplier to cease dealing with Customer's clients and Customer shall assume responsibility for billing its clients. In such event, the Supplier shall bill Customer directly in an amount equal to eighty per cent (80%) of the prices set forth on Schedule 6.2.

7.   Passing of Property and Risk to the Customer

     7.1 The Goods shall be shipped by Supplier F.O.B. Supplier's manufacturing facility which is presently in Warner, New Hampshire.

     7.2 The property and risk in Free Issue Material (as defined below) shall remain with the Customer

8.   Acceptance

     8.1 The Customer may not reject any Goods which were included in the Initial Terminal Products Inventory which have not been altered by Supplier after the effective date of this Agreement. In the case of Goods in excess of the Initial Terminal Products Inventory shipped by the Supplier that do not conform to this Agreement, whether by reason of failure to meet the Customer's Specification, quality issues or by reason of over quantities shipment, the Customer shall have the right to reject such Goods within fourteen (14) days of their delivery.

     8.2 Payment shall not prejudice the Customer's right of rejection.


9.   Engineering Change Requests ("ECR")

     9.1 The Supplier shall not alter any of the Goods except as directed in writing by the Customer but the Customer shall have the right, from time to time during the Term, by notice in writing to direct the Supplier to add or to omit, or otherwise vary, the Goods. The Supplier shall carry out such variations and be bound by the same conditions, so far as is applicable, as though the variations were stated in the Agreement.

     9.2 Where the Supplier receives any such direction from the Customer which would occasion an amendment to the formula price set forth in section 5, the Supplier shall, as soon as practicable, and before implementing such ECR advise the Customer in writing to that effect, giving the amount of any such price change, ascertained and determined at the same method of pricing as that contained in the original and agreed quotation. The Supplier shall submit such statement to the Customer in the form attached as Attachment C. The parties shall negotiate in good faith to reach agreement on the amendment to the formula price. The parties shall also negotiate in good faith with regard to the coverage of certain costs incurred in connection with such ECR, including obsolete inventory, retooling costs, rework costs and technical file modifications. In the event that the parties cannot reach a mutually agreeable amendment in a reasonable period of time, then either party may request that the matter be resolved at the senior executive level. In such event, the Chief Executive Officer or Chief Operating Officer of the Customer and Supplier shall negotiate in good faith to reach a mutually agreeable amendment.

          The Supplier shall not implement the ECR before an agreement is reached by the Supplier and the Customer on the amended price and the coverage of certain costs (if any) as mentioned here above.


10.  Free Issue Material, Tooling and Test Equipment

     10.1 The Customer has provided the Supplier with the tooling set forth on Exhibit 10.1. Where the Customer, for the purposes of the Agreement, pays the Supplier the entire cost of the provision of any other tooling or test equipment necessary for the performance of the Agreement the property and risk in tooling or test equipment shall pass to the Customer when the manufacture of the tooling or supply of the test equipment is complete and has been satisfactorily tested. The Supplier shall maintain such tooling or test equipment in good order and condition, subject to fair wear and tear, and unless authorized in writing by the Customer, shall use such tooling or test equipment solely in connection with the Agreement. Upon termination of Supplier's obligations to Customer pursuant to the Agreement, the Supplier shall make available to Customer such tooling or test equipment to be removed from Supplier's facility at the sole expense of the Customer.

     10.2 If test equipment provided by the Customer is utilized by the Supplier solely in support of the Agreement, the Customer agrees to pay the maintenance costs of the test equipment. Where the Supplier is authorized to use the test equipment for purposes other than the Agreement, these costs will be shared between the Supplier and the Customer, in proportion to their utilization.

     10.3 Where the Customer, for the purposes of the manufacture of Goods pursuant to the Agreement, issues materials free of charge to the Supplier ("Free Issue Materials"), such materials shall remain the property and risk of the Customer. The Supplier shall maintain all such materials in good order and condition. The Supplier shall use such material solely in connection with the Agreement. Waste of such materials arising from bad workmanship or negligence of the Supplier shall be made good at the Supplier's expense. Upon the termination of Supplier's obligations pursuant to the Agreement, the Supplier shall deliver such materials, whether further processed by the Supplier or not, to the Customer on demand.

     10.4 On receipt of such Free Issue Materials, the Supplier shall carry out a reasonable visual examination to check that the materials are free from defects or deficiency and accord with the Agreement. The Supplier shall notify the Customer as soon as is practicable, but in any case, within seven (7) days where any such defects or deficiencies are discovered. In the event that the Supplier notifies the Customer of any such deficiencies, Supplier may return such defective or deficient materials to Customer at Customer's sole expense.

     10.5 The Supplier agrees to introduce and maintain such systems and processes as may be necessary to accurately control the stock holding, movement and analysis of such Free Issue Materials. The Supplier agrees to provide to Customer, within seven (7) days of demand, such information pertaining to such material as may be reasonably requested by the Customer.

     10.6 For the purposes of the Agreements the Customer shall provide the Supplier, for the Term of the Agreement the tooling and test equipment shown in Exhibit 10.1 to the Agreement. The tooling and test equipment listed shall remain the property and risk of the Customer. Upon termination of Supplier's obligations to Customer pursuant to the Agreement, the Supplier shall make available to Customer such tooling and test equipment to be removed from Supplier's facility at the sole expense of the Customer.

11.  Quality Systems

     11.1 The Supplier shall demonstrate and maintain a suitable
          Quality Assurance system. The Supplier agrees to disclose all quality assurance information, in relation to the manufacture of the Goods, at any time, as may be reasonably requested by the Customer.

     11.2 The Supplier agrees to maintain appropriate records pertaining to the efficiency and reliability of the production processes. These records will include , inventory accuracy measures, production volumes achieved, and quantity of rejections.

     11.3 The Customer shall have right of access for inspection of records or processes at any reasonable time and reserves the right to inspect by appointment.

12.  Assignment and Sub-Contracting

     12.1 Neither the Supplier nor Customer shall assign the Agreement in whole or in part and shall not sub-contract any part or process without the formal, written approval of the other party to this Agreement, provided, however, that Supplier may sub-contract any part or process consistent with the manufacturing process historically employed by WPI
          Electronics, Inc. in the manufacture of the Goods.

     12.2 Notwithstanding the provisions of Section 12.1, in the event of a Change of Control of Customer, the Customer shall assign the Agreement in conjunction with the Change in Control and shall cause any entity that succeeds to a majority of assets of Customer as a result of a Change of Control of Customer to assume this Agreement and is bound by its terms. It is the express intent of the parties that this Agreement may not be excluded from any event that gives rise to a change in control. For the purposes of this Agreement, a "Change in Control of Customer" shall mean the disposition of a majority of the voting securities or assets of WPI Group, Inc., and/or a sale of WPI Oyster Termiflex, Inc., either alone or in conjunction with WPI Husky Computers, Limited and/or WPI Husky Computers, Inc., by stock or asset purchase, merger or otherwise.

13.  Payment Terms

     13.1 The Customer shall make payment to Supplier for all Goods sold to it and services rendered to it by or on behalf of Supplier within thirty (30) days from the date of invoice.

     13.2 All payments shall be made in United States currency by check or wire transfer to an account specified by Supplier.

14.  Warranty

     14.1 The Supplier warrants that the Goods will conform substantially to the specifications provided by the Customer and will be of satisfactory quality and free from defects in quality and workmanship.

     14.2 The Supplier's liability shall be restricted to defects proved to its reasonable satisfaction to have arisen from Supplier's manufacturing and testing process or workmanship or defects in materials (which does not include Free Issue
          Materials).

     14.3 The Supplier shall promptly and at its own expense remedy
          (by means of a refund or replacement or repair at the reasonable option of the Supplier) all defects in the Goods appearing within twelve (12) months of the date of delivery of the Goods by the Supplier to the Customer.

     14.4 The Customer may return (at its own risk and expense) the defective Goods or defective components thereof to the Supplier, who shall return to the Customer (at its own risk and expense) the repaired or replacement Goods, within fifteen
          (15) working days of the receipt of the Goods by the Supplier, subject to the availability of components.

     14.5 THIS WARRANTY SPECIFICALLY EXCLUDES MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The Supplier will have no obligation under the warranty if the defect is caused by catastrophe or accident, the negligence of the Customer or any third party, improper installation, use or maintenance of the Products in a manner for which they were not designed, or defects caused by any repair or modification made by any party who is not an authorized Customer business partner, or is not authorized by the Supplier, or if the defect is caused by Free Issue Material, as that term is defined in section 10, which defect was incapable of detection by normal, incoming inspection procedures.

     14.6 The warranty terms of all Goods delivered by Supplier to Customer pursuant to this Agreement shall be governed by this section and shall explicitly override the warranty terms of the Supplier's standard purchase order.

     14.7 Notwithstanding anything in this Agreement, any of the Goods which are delivered to Customer which were included as part of the Initial Terminal Products Inventory shall be deemed to conform to the Customer's specifications and quality, and conform to the warranties as set forth in this Agreement, unless such Goods have been altered by Supplier after the effective date of this Agreement.

15.  Confidentiality

     15.1 The Supplier shall keep confidential all information obtained from the Customer in connection with the performance of the Agreement and all information in relation to the Customer's affairs, business or business practices, which comes to the Supplier's knowledge during the period of the Agreement.

     15.2 The Supplier shall not be bound by the above provisions of this condition in relation to information that is:

          15.2.1 published or comes into the public domain otherwise than by a breach of the Agreement;

          15.2.2 lawfully known to the Supplier before the commencement of the Agreement;

          15.2.3 lawfully obtained from a third party which is free to divulge that information; or

          15.2.4 responsive to a legitimate inquiry from a government agency, or required to be disclosed by Supplier in conjunction with litigation.

     15.3 The provisions of this Condition shall survive the expiration or termination of the Agreement.

16.  Customer's Right of Termination

     16.1 If the Supplier commits material or persistent breaches of the Agreement, the Customer shall send written notice of such breaches to the Supplier. The Supplier shall diligently work within thirty (30) days to remedy such breaches to the Customer's reasonable satisfaction. If the nature of the breaches is such that they cannot be remedied within thirty
          (30) days, the Supplier shall diligently pursue such remedy, provided, however, that no such breaches shall exist for a period of more than ninety (90) days from the date of Customer's notice. If the Supplier is unable to remedy the breaches within the times provided above, the Customer, without prejudice to any other right it may have, shall have the right to terminate the Agreement and any or all orders forthwith, subject to its obligations under section 3.2 of this Agreement, provided, however, that Customer's cover under section 3.2 shall not include any mark-up from material cost.

     16.2 Without prejudice to any other rights or remedies it may have, the Customer shall have the right at any time to terminate the Agreement and/or any or all orders forthwith, if:

          16.2.1 The Supplier becomes insolvent or ceases to carry on its business as a going concern; or

          16.2.2 A Bankruptcy petition or order is presented or made against the Supplier or if a trustee is appointed in respect of its assets and such petition or appointment is not discharged or dismissed within sixty (60) days; or

          16.2.3 A receiver or an administrative receiver is appointed in respect of any or part of its assets and such appointment is not discharged or dismissed within sixty
                    (60) days; or

          16.2.4 A resolution or petition or order to wind up the Supplier is passed or presented or made or a liquidator is appointed (otherwise for reconstruction or amalgamation) and such resolution or petition is not discharged or dismissed within sixty (60) days.

     16.3 Except as otherwise provided herein, termination of the Agreement for whatsoever cause shall not release the Supplier or the Customer from any of it's obligations under this Agreement, which, either expressly or by implication are intended to survive the termination of the Agreement, including but not limited to confidentiality, warranty and inventory cover obligations.

17.  Supplier's Right of Termination

     17.1 Without prejudice to any other rights or remedies it may have, the Supplier shall have the right at any time to terminate the Agreement and seek Acceleration of Performance (as defined below), if:

          17.1.1 The Customer becomes insolvent or ceases to carry on its business as a going concern; or

          17.1.2 A Bankruptcy petition or order is presented or made against the Customer or if a trustee is appointed in respect of its assets and such petition or appointment is not discharged or dismissed within sixty (60) days; or

          17.1.3 A receiver or an administrative receiver is appointed in respect of any or part of its assets and such appointment is not discharged or dismissed within sixty (60) days; or

          17.1.4 A resolution or petition or order to wind up the Customer is passed or presented or made or a liquidator is appointed (otherwise for reconstruction or amalgamation) and such resolution or petition is not discharged or dismissed within sixty (60) days .

     17.2 Except as otherwise provided herein, termination of the Agreement for whatsoever cause shall not release the Supplier or the Customer from any of it's obligations under this Agreement, which, either expressly or by implication are intended to survive the termination of the Agreement, including but not limited to confidentiality, warranty and inventory cover obligations.

     17.3 In the event that Customer is more than fifteen (15) days late in making payment on an Purchase Order made with Supplier pursuant to this Agreement, the Supplier shall notify Customer that payment must be made within fifteen (15) days of the date of notice (the "Non-Payment Notice"). If Customer does not remit payment within the fifteen (15) day notice period, the Supplier may terminate the Agreement for non-payment and seek Acceleration of Performance (as defined below).

18.  Acceleration of Performance.

     18.1 In the event that the Customer or Supplier terminates the Agreement pursuant to sections 16 or 17 of this Agreement, the Customer is deemed to request that Supplier accelerate the invoicing of the remaining Initial Terminal Products Inventory ("Acceleration of Performance").

     18.2 Notwithstanding section 17.3, in the event of Acceleration of Performance all sums owed to Supplier by Customer for the remaining Initial Terminal Products Inventory invoiced and all other amounts invoiced by Supplier to Customer shall immediately become due and owing.

19.  Intellectual Property

     19.1 The Customer acknowledges that it is requiring the Supplier to manufacture the Goods in compliance with the Specifications. The Customer warrants: (i) that any Material (including any part thereof), the Customer's Specifications, the manufacture, the sale and the distribution, use or resale by the Customer or its customers of Products, either separately or as combined with or integrated into other products do not infringe any patent, copyright or other proprietary right of any person or entity, and (ii) that there are no known claims or suits threatened or pending regarding any such proprietary rights or which would adversely affect the Agreement. The Customer agrees that this is a continuing warranty and therefore agrees that if it is notified of any such claim after the effective date of this Agreement, it shall promptly inform the Supplier.

          In the event of any claim of infringement hereunder, the Customer shall defend any actions and shall indemnify and hold harmless the Supplier from and against any and all claims, costs, losses and damage arising from or caused thereby, including reasonable attorney's fees. The Customer shall have sole control over the litigation and/or settlement of any such infringement claims.

20.  Endemic Failure

     20.1 Endemic design failure.   If at least five percent (5%)
          of the Goods manufactured in one (1) month, are confirmed to have the same or substantially the same design defect as a result of the Customer's design of the Goods, such defect shall be deemed to be an endemic design failure ("Endemic Design Failure"). It shall be the Customer's responsibility to solve such Endemic Design Failure and to pay the Supplier's costs directly associated with the Endemic Design Failure such as, manufacturing stop, work in progress, finished Product in inventory or in transit, cost of components in house or on order, premium working and rework.

          However, Supplier will provide Customer, at its request technical support in order to correct the design failure at Customer 's cost .

     20.2 Endemic Failure due to material or workmanship defects.
          Where more than ten percent (10%) of the Goods supplied by Supplier, and which were not part of the Initial Terminal Products Inventory, fail within any one year due to the same failure in material or workmanship (an "Endemic Manufacturing Failure"), the Supplier shall at its own cost and option:

          20.2.1 rectify all of the Goods that are identified as suffering or likely to suffer from such an Endemic Manufacturing Failure and to pay all direct costs actually borne by the Customer due to the Endemic Manufacturing Failure. The time period for such rework to be as agreed between the parties hereto; or

          20.2.2 replace all the Goods that are identified as suffering or likely to suffer from such an Endemic Manufacturing Failure and to pay all direct costs actually borne by the Customer due to the Endemic Manufacturing Failure. The time period for such replacement to be as agreed between the parties hereto

     20.3 The Customer shall be solely responsible for any costs associated with any Endemic Design Failure or Endemic
          Manufacturing Failure involving any Goods which are included in the Initial Terminal Products Inventory and which have not been altered by the Supplier after the effective date of this Agreement.

     20.4 The provisions of this section shall survive the expiration or termination of the Agreement for a period of 12 months.

21.  Liquidated and Ascertained Damages


     21.1 Should the Supplier fail to deliver all or any of the Goods by the delivery date specified in the Purchase Order, or any extended delivery date agreed under the Purchase Order, then the Customer shall, in addition to and without prejudice to any other remedies available to it under the Contract, at law and in equity have the right to require the Supplier to pay 0% for the first week that the Goods are delayed, 2% of the Contract price of the Goods, for the second week or part thereof that the Goods are delayed, 3% of the Contract price of the Goods, for the third week or part thereof that the Goods are delayed, and 5% of the Contract price of the Goods, for the fourth week or thereafter that the Goods are delayed, . Damages shall be limited to the Contract price of those items in default.

     21.2 Should the Customer fail to pay for all or any of the Goods within thirty (30) days of the date of the invoice, then the Supplier shall, in addition to and without prejudice to any other remedies available to it under the Agreement, at law and in equity have the right to require the Customer to pay 1.5% of the invoice amount for each month or part thereof that payment is delayed.

     21.3 Supplier shall not manufacture or sell products which are directly competitive with the Goods during the Term.

22.  Miscellaneous

     22.1 This Agreement shall be governed and construed in accordance with the laws of the State of New Hampshire, without consideration to conflicts of laws principles.

     22.2 Any notice required under this Agreement shall be sufficient if communicated in writing and if sent by telecopier with a confirmation of receipt with the original notice sent by first class mail, duly addressed, postage prepaid to the respective addresses as stated in this Agreement or as subsequently changed. For the purposes of section 3.1 only, notices sent by e-mail messages shall be deemed to be effective when received. Any party whose address changes during the term of this Agreement shall notify the other party in writing as to the new address.

     22.3 This Agreement together with the attached Exhibits and Asset Purchase Agreement contain all of the agreements, understandings, representations, conditions, warranties, and covenants made between the parties with respect to the subject matter hereof.

     22.4 The failure of either party at any time to require performance by the other party of any provision shall not affect in any way the full right to require such performance at any time, nor shall the waiver by either party of a breach of any provision be taken or held to be a waiver of the provision itself.

     22.5 A party shall not be deemed to have defaulted or failed to perform hereunder if that party's inability to perform or default shall have been caused by an event or events beyond the control and without the fault of that party, including (without limitation) acts of government, embargoes, fire, flood, explosions, acts of God or a public enemy, strikes, labor disputes, vandalism, civil riots or commotions.

     22.6 No modification, amendment, extension, renewal or waiver of any of the provisions contained herein, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon either party unless in writing and signed by an officer on behalf of both parties.

     22.7 If, in a final judgment of a court of competent jurisdiction, any provision of this Agreement is held to be invalid, said provision shall be considered void to the extent of such invalidity, without invalidating any of the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties on the date first above written.


                              SUPPLIER:

                              Warner Power, LLC



                              By:/s/Dennis Deegan
                                 ---------------------
                                 Name:Dennis Deegan
                                 Title:

                              CUSTOMER:

                              WPI Group, Inc.



                              By:/s/Michael Tule
                                 ----------------
                                 Name:Michael Tule
                                 Title:Vice President and
                                       General Counsel

                              WPI Oyster Termiflex, Inc.



                              By:/s/Michael Tule
                                 ------------------------
                                 Name:Michael Tule
                                 Title:Vice President and
                                       General Counsel





                          EXHIBIT D

                       SERVICES AGREEMENT

THIS SERVICES AGREEMENT ("Agreement") is made as of December 22,
1999 by and between WPI Group, Inc. ("WPI") and Warner Power, LLC and Warner Power Conversion, LLC (collectively "Warner").

                           BACKGROUND

     As of the date hereof, Warner is acquiring substantially all of the assets of WPI Power Systems, Inc. and WPI Electronics, Inc. and certain assets of WPI. Until such time as Warner can provide the services set forth in this Agreement for itself, Warner will receive such services from WPI. In addition, as set forth in this Agreement Warner will require the services of certain WPI employees and WPI will require the services of certain Warner employees after the date hereof.

                              TERMS

In consideration of the terms and conditions of this Agreement and intending to be legally bound, WPI and Warner agree as follows:

1. Provision of Services. Upon the terms and subject to the conditions set forth in this Agreement, with respect to each of those services set forth in an Appendix hereto, each of which Appendices is made a part of this Agreement, WPI will provide to Warner the services indicated in such Appendix (hereinafter referred to as the "Services").

2. Service Charges and Other Terms. The prices and pricing methodology and other terms of the Services shall be those set forth in the Appendices hereto.

3. Cooperation. Each party shall observe the normal security and other operational procedures in place at the other party's offices.

4. Provision of Corporate Records. In connection with the Services, subject to applicable law and privileges, upon the prior and reasonable request by a party for specific and identified agreements, documents, books, records or files, relating to or affecting such party, the other party shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such records (or the originals thereof if the party making the request has a compelling need for such originals) in the possession of such other party, but only to the extent such items are not already in the possession of the requesting party.

5. Access to Information. In connection with the Services, subject to applicable law and privileges, each of WPI and Warner shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access, upon reasonable prior notice during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party insofar as such access is reasonably required by the other party.

6. Reimbursement; Other Matters. A party providing records or access to information to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such records or access to information.

7.   Indemnification.   Each of the Parties hereto (each an
   "Indemnifying Party") shall indemnify, defend, save and hold harmless the other party hereto, its direct and indirect subsidiaries, and each party's and its subsidiaries' officers, directors, employees and agents (collectively, the "Indemnified Parties") from and against any and all damages incurred or sustained by the Indemnified Parties to the extent they arise out of any (i) breach by the Indemnifying Party of any of its covenants, agreements or obligations contained in this Agreement or (ii) the Indemnifying Party's gross negligence, willful misconduct or reckless disregard of its duties hereunder.

      For purposes of this section, "damages" shall mean all actions, costs, damages, disbursements, obligations, penalties, liabilities, taxes, losses, charges, expenses, assessments, judgments, settlements or deficiencies of any nature whatsoever, whether foreseeable or unforeseeable (including, without limitation, any interest, penalties, reasonable investigation, legal, accounting and other costs and expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) that may be imposed or otherwise incurred or suffered by an Indemnified Party; provided, however, that damages shall exclude, and WPI shall not have liability to, the Indemnified Parties under this Agreement for consequential, special, exemplary or punitive damages.

8. Confidentiality. Each party and its affiliates shall not use or permit the use of (without the prior written consent of the party to which any confidential information relates) and shall keep, and shall cause its consultants and advisors and third party service providers to keep, confidential all information concerning the other party received pursuant to or in connection with this Agreement.

9. Disaster Backup. WPI shall provide, where applicable, backup or disaster recovery capability for the Services provided hereunder, or for any data, files or the documents or material furnished by Warner to WPI hereunder.

10. Year 2000 Readiness. To the best of WPI's knowledge and belief, the reasonably foreseeable consequences of the Year 2000 problem will not adversely effect WPI's ability to perform its duties and obligations under this Agreement.

11. Term; Termination. Unless otherwise agreed in writing by the parties, the term of this Agreement shall commence on the date first set forth above and continue with respect to each Service set forth on an Appendix hereto until such time as Warner determines that it no longer needs to obtain such Services from WPI, provided, that in no event will Warner continue to receive any Services from WPI after May 31, 2000, unless WPI expressly agrees to continue to provide such Services upon Warner's written request.

12. Upon Termination. Upon termination of this Agreement with respect to any Services and subject to applicable law (including, but not limited to, recordkeeping requirements of Warner and its subsidiaries), each party, at the request of the other party, shall promptly either return to the other party all applicable confidential information of the other party then in its possession or certify in writing that all such confidential information has been destroyed. As to all other records, files, documents or other material belonging to one party which are in the possession of the other party at termination, the party holding such material shall return it to the other party at its request; provided the party requesting such return shall reimburse the returning party the reasonable out-of-pocket expenses, if any, incurred in implementing such return. In the alternative, the parties may agree upon the disposition of such material. Notwithstanding the foregoing, copies of confidential information and other materials may be retained for legal, accounting and other legitimate business purposes.

13. Notices. Any notices permitted or required by this Agreement shall, unless otherwise agreed, be in writing and shall be deemed effective when received. Effective notices may be given and delivered by mail, by courier service or by facsimile transmission. Notices shall be addressed as follows:

   if to Warner:

   Warner Power, LLC
   40 Depot Street
   Warner, NH 03278
   Attention:  Dennis M. Deegan
   Telephone:  (603) 456-3111
   Facsimile:  (603) 456-2098

   if to WPI:

   WPI Group, Inc.
   1155 Elm Street
   Manchester, NH 03101
   Attn: Michael B. Tule, Esquire
   Telephone:      603-627-3500
   Facsimile:      603-627-3150

   or to such other address as either party may by notice hereunder advise the other as its new address for receipt of notices.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. No Waiver. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by either party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse of any other different or subsequent breach.

16. Captions. The captions in this Agreement are provided for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing Law. This Agreement shall be deemed to be a contract made in New Hampshire and governed by New Hampshire law, without regard to principles of conflicts of laws.

18. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby; provided, however, that if such provision constitutes the essence of this Agreement then this Agreement shall be deemed terminated without such termination constituting a breach hereof.

19. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement is not for the benefit of any other person or entity, and there shall be no third party beneficiaries hereof. Nothing contained in this Agreement shall modify the rights or obligations of the parties under any other agreement to which they are parties.

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers with the intent of being legally bound hereby.


Warner Power, LLC


By:/s/Dennis Deegan
   -----------------------
   Name:Dennis Deegan
   Title:



Warner Power Conversion, LLC

By:  Warner Power, LLC
     Its Sole Member

By:/s/Dennis Deegan
   -----------------------
   Name:Dennis Deegan
   Title:



WPI Group, Inc.


By:/s/Michael Tule
   ---------------------
   Name:Michael Tule
   Title:Vice President and General Counsel

                 APPENDIX TO SERVICES AGREEMENT

                        Computer Services

Type of Service

Until  such time as Warner removes the Hewlett-Packard  917  main frame computer from the Manchester, New Hampshire offices of WPI,

WPI agrees to provide Warner computer services from the WPI-owned

Hewlett  Packard  967  main frame computer to  maintain  Warner's general ledger, and related accounting and operational databases.

Warner agrees that it shall use its best efforts and shall employ such resources as are necessary to effect a transition to its own computer  system  within sixty (60) days from  the  date  hereof.

Warner  agrees  to  make  Alan  Grill  available  on  a  mutually agreeable  basis  to assist WPI with computer resource  projects,

including programming for WPI's Growth Power software application

and  related  databases.   WPI agrees  to  make  Gregory  Reinert

available  on  a mutually agreeable basis to assist  Warner  with computer resource projects, including network administration  and installation of the Warner Hewlett Packard 917 (947)  main  frame computer.  Warner also agrees to make Rod Perron available  on  a mutually  agreeable basis to assist WPI with corporate accounting and tax matters.

Service Coordinator

John  Powers  shall be the service coordinator for  WPI.   Dennis

Deegan shall be the service coordinator for Warner.

Cost

WPI  and  Warner shall each bear the expenses of their respective employees for the term of this Agreement.  In the event that  the

Warner  Hewlett  Packard 917 has not been removed  from  the  WPI offices in Manchester, New Hampshire within 60 days from the date of  this  Agreement, Warner agrees to pay to WPI a fee of  $5,000 per  month  in arrears for each month or pro-rated part  thereof,

but  in no circumstance shall WPI provide these services past May

31, 2000.

Service Expectation or Objective Standard of Performance

Warner   and  WPI  shall  provide  service  to  each   other   on

substantially the same basis provided for each of their own  use.

Warner  and  WPI  agree  to provide access  to  their  respective facilities upon mutually agreeable and reasonable prior notice.